UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
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☐ Soliciting Material under §240.14a-12

SYNCHRONOSS TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:
I am pleased to invite you to our 2017 Annual Meeting of Stockholders, which will be held on May 16, 2017, at 10:00 a.m. (local time), at the offices of Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, New Jersey.
At the meeting, we will be electing one member of our Board of Directors, ratifying the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2017, holding an advisory vote on executive compensation, holding an advisory vote on the frequency of future advisory votes on executive compensation and acting upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.
Additional details regarding admission to the 2017 Annual Meeting and the business to be conducted are described in the accompanying proxy materials. Also included is a copy of our Annual Report on Form 10-K for 2016. We encourage you to read this information carefully.
It is important that your shares be represented and voted at the 2017 Annual Meeting. As discussed in the Proxy Statement, voting by proxy does not deprive you of your right to attend the Annual Meeting.
WHETHER OR NOT YOU PLAN TO ATTEND THE 2017 ANNUAL MEETING, WE HOPE YOU WILL VOTE AS SOON AS POSSIBLE. YOU MAY VOTE OVER THE INTERNET, BY TELEPHONE OR BY MAILING A PROXY CARD, IF YOU HAVE REQUESTED ONE. VOTING OVER THE INTERNET, BY TELEPHONE OR BY WRITTEN PROXY WILL ENSURE YOUR REPRESENTATION AT THE 2017 ANNUAL MEETING REGARDLESS OF WHETHER OR NOT YOU ATTEND IN PERSON. PLEASE REVIEW THE INSTRUCTIONS ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS YOU RECEIVED IN THE MAIL REGARDING EACH OF THESE VOTING OPTIONS.
If you have any questions concerning the annual meeting or the proposals, please contact our Investor Relations department at (800) 575-7606. For questions regarding your stock ownership or voting, you may contact our transfer agent, American Stock Transfer & Trust Co., by e-mail through their website at www.amstock.com or by phone at (800) 937-5449 (within the U.S. and Canada) or (718) 921-8124 (outside the U.S. and Canada).
On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Synchronoss Technologies.
Sincerely,
Ronald W. Hovsepian
Chief Executive Officer
April 6, 2017
The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the venue, the camera function may not be used at any time.

Synchronoss Technologies, Inc.
200 Crossing Boulevard
Bridgewater, New Jersey 08807

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF SYNCHRONOSS TECHNOLOGIES, INC.
Date:    May 16, 2017
Time:    10:00 a.m.
Place:   Synchronoss Corporate Headquarters
              200 Crossing Boulevard, Bridgewater, NJ 08807
AGENDA:

•	Election of one member of the Company's Board of Directors to serve until the 2020 annual meeting of stockholders of the Company;

•	Ratification of appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for its fiscal year ending December 31, 2017;

•	Advisory vote on executive compensation;

•	Advisory vote on the frequency of future advisory votes on executive compensation; and

•	Transaction of other business that may properly come before the meeting.
Record date: You can vote if you were a stockholder of record on March 27, 2017.
A Notice of Internet Availability of Proxy Materials ("Notice") has been mailed to stockholders of record on or about April 6, 2017. The Notice contains instructions on how to access our proxy statement for our 2017 Annual Meeting of Stockholders (the "Proxy Statement") and our 2016 annual report to stockholders on Form 10-K (together with the Proxy Statement, the "proxy materials"). The Notice also provides instructions on how to vote online, by telephone or by mail and includes instructions on how to receive a paper copy of proxy materials by mail. The proxy materials can be accessed directly at the following Internet address: http://materials.proxyvote.com/87157B.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The stock transfer books will not be closed between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at Synchronoss' corporate headquarters at the address listed above for the ten-day period prior to the Annual Meeting.
By order of the Board of Directors,
Ronald J. Prague
Executive Vice President, General Counsel and Corporate Secretary
April 6, 2017
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 16, 2017: The proxy statement and annual report to stockholders and the means to vote by Internet are available at www.synchronoss.com
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE FOLLOW THE INTERNET VOTING INSTRUCTIONS ON YOUR PROXY CARD IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

Proxy Summary	1	Compensation Committee Report	39
2016 Proxy Statement Highlights	2	Summary Compensation Table	40
Questions & Answers About this Proxy Material and Voting	4	Grants of Plan Based Awards Table	41
Corporate Governance at Synchronoss	9	Description of Awards Granted in 2016	42
Stockholder Communications with our Board of Directors	10	Outstanding Equity Awards at Fiscal Year-End Table	43
Board of Directors and Committee Duties	11	Option Exercises and Stock Vested	47
Director Compensation	16	Employment Agreements	47
Director Stock Ownership Guidelines	17	Estimated Payments and Benefits	49
Limitation of Liability and Indemnification	17	Equity Compensation Plan Information	51
Risk Management Considerations	18	Report of the Audit Committee	51
Compensation of Executive Officers	22	Equity Security Ownership of Certain Beneficial Owners and Management	53
Compensation Discussion and Analysis	23	Certain Related Party Transactions	55
2016 Compensation Program Highlights	24	Section 16(a) Beneficial Ownership Reporting Compliance	55
2016 Executive Compensation Program	25	Other Matters	55
Elements of Compensation	27	Election of Directors	56
Chief Executive Officer Compensation	30	Ratification of the Selection of Independent Registered Public Accounting Firm	61
Pay Mix	30	Advisory Vote on Executive Compensation	63
2016 Compensation Decisions	31	Stockholder Proposals for the Next Annual Meeting	65
Financial Restatements and Related Policies	37	No Incorporation by Reference	65
Executive Officer Stock Ownership Guidelines	37	Contact for Questions and Assistance with Voting	65
Tax Matters	38	Appendix A: Reconciliation of Non-GAAP Financial Information	66
Recent Developments	38

Proxy Summary
Proposals to be Voted On:
The following proposals will be voted on at the Annual Meeting of Stockholders.

	For More Information	Board Recommendation
Proposal 1: Election of one director Thomas J. Hopkins	Page 56	For Nominee
Proposal 2: Ratification of appointment of Ernst & Young LLP as independent registered public accountants	Page 61	For
Proposal 3: Advisory vote on executive compensation	Page 63	For
Proposal 4: Advisory vote on frequency of future advisory votes on executive compensation	Page 64	For every "1 Year"
If you are a shareholder of record, you may cast your vote in any of the following ways:

Internet	Phone	Mail	In Person
You may vote by proxy via the Internet at www.proxyvote.com by following the instructions provided in the Notice or, if you requested printed copies of the proxy materials by mail, by following the instructions provided in the proxy card.

You may vote by proxy by telephone by following the instructions provided in the Notice or, if you requested printed copies of the proxy materials by mail, by calling the toll free number found on the proxy card.

If you requested printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out, signing and dating the proxy card, and returning it in the envelope provided.
Attend the Annual Meeting at our Headquarters located at 200 Crossing Blvd., 8th Floor, Bridgewater, NJ 08807.
If you are a beneficial owner holding shares through a bank, broker or other nominee, please refer to your Notice or other information forwarded by your bank or broker to see which voting options are available to you.
This proxy statement is furnished in connection with solicitation of proxies by our Board of Directors ("Board") for use at the 2017 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 200 Crossing Boulevard, Bridgewater, New Jersey, at 10:00 a.m. local time on Tuesday, May 16, 2017, and any postponements or adjournments thereof. Beginning on or about April 6, 2017, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy materials. As used in this proxy statement, the terms "Synchronoss," the "Company," "we," "us," and "our" mean Synchronoss Technologies, Inc. and its subsidiaries unless the context indicates otherwise.
Attendance at the Annual Meeting
If you plan to attend the Annual Meeting, you must be a stockholder on the record date. On the day of the meeting, each stockholder will be required to present valid picture identification such as a driver's license. Seating will begin at 9:00 a.m. and the meeting will begin at 10:00 a.m. Use of cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

2017 PROXY STATEMENT HIGHLIGHTS
This summary highlights information contained elsewhere in our Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.
Voting Matters and Vote Recommendation

See "Proposals" starting on page 56 for more information.

Matter	Board vote recommendation
Management proposals:
Election of Director	For the director nominee
Ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017	For
Advisory vote on Executive Compensation	For
Advisory vote on Frequency of Future Advisory Votes on Executive Compensation	For every "1 year"
Board Nominees
The following table provides summary information about Thomas J. Hopkins, the director nominee for election at the Annual Meeting.

Name	Age	Director Since	Occupation	Independent	Committee memberships
					AC	CC	NCGC	BDC
Thomas J. Hopkins	60	2004	Managing Director, Colchester Capital, LLC	Yes	M	M		C

AC	Audit Committee	BDC	Business Development Committee
CC	Compensation Committee	C	Chair
NCGC	Nominating/Corporate Governance Committee	M	Member
Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm
Our Board recommends that stockholders vote to ratify the Audit Committee's appointment of Ernst & Young LLP, an independent registered public accounting firm, as our Company's independent registered public accounting firm for the fiscal year ending December 31, 2017.
Advisory Vote on Executive Compensation
Our Board recommends that stockholders vote to approve, on an advisory basis, the compensation paid to our Named Executive Officers ("NEOs") in 2016, as described in this Proxy Statement. At our 2016 Annual Meeting of Stockholders, our stockholders showed strong support for our executive compensation with 99.1% of the shares voted in favor of the advisory vote on executive compensation. Although the results of the "say on pay" vote are advisory and not binding on our Company, our Board or our Compensation Committee, we value the opinions of our stockholders and take the results of the say on pay vote in to account when making decisions regarding the compensation of our NEOs. The Compensation Committee of our Board evaluates our executive compensation program each year in an effort to ensure it is in line with our stockholders' interests.
We encourage stockholders to take into account the significant changes to our executive compensation program that we have made over the last several years in light of the advisory vote including, among other things, designing a new, updated compensation philosophy, transitioning to a three-year business plan for our long-term equity incentive plan, enhancing our executive stock ownership guidelines and our annual stockholder outreach program.

Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation
Our Board recommends that stockholders vote to approve, on an advisory basis, that we hold future advisory votes on executive compensation on an annual basis. Our Board’s recommendation was influenced by the fact that the compensation of our NEOs is evaluated, adjusted and approved on an annual basis. As part of the annual review process, our Board believes that stockholder sentiment should be a factor that is taken into consideration by our Board and our Compensation Committee in making decisions with respect to executive compensation. By holding an advisory vote on executive compensation on an annual basis, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in our proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for Synchronoss, and we look forward to hearing from our stockholders on this agenda item every year. Accordingly, our Board recommends that future advisory votes on executive compensation be held every year.
Fiscal 2016 Compensation
The following material decisions were approved by our Compensation Committee regarding the 2016 compensation of our NEOs:

•
Adjustments to Base Salary: In reviewing the base salaries of Messrs. Waldis and Garcia in early 2016, our Compensation Committee approved salary increases to each of them of approximately 3% (representing the median base salary increase). In addition, each of Ms. Rosenberger's and Mr. Prague's base salary was below the competitive range of similarly situated roles at our peer group companies and based on this and other publicly-available information, they received base salary increases of 9% and 6%, respectively. As a result of his promotion to Executive Vice President, Sales in January 2016, Mr. Putnam received a base salary increase of 36% based on our Compensation Committee's review of the base salaries of similarly situated employees at our peer group companies and other publicly-available information.

•
Performance-based Cash Bonus:    Our 2016 Adjusted Non-GAAP revenue and Adjusted Non-GAAP EBITDA were above the target set by our Board for 2016 but below the maximum level. As a result, our NEOs (other than Mr. Putnam) received approximately 113% of their target cash incentive bonus amounts with respect to the corporate goal portion. Messrs. Waldis, Garcia and Prague and Ms. Rosenberger received 100% of their target bonus amounts for the individual component portion. Due to his role as Executive Vice President, Sales, our Compensation Committee determined that Mr. Putnam' cash incentive bonus would be based 100% on certain individual objectives, all of which he met and therefore he received 100% of his target cash incentive bonus.

•
Performance-based Equity:    As part of the transition to a three-year long term incentive plan in 2015, each NEO received a one-time transition equity award to address the vesting opportunity 'gap' between the old and new plans. Vesting of this transition equity award was contingent upon the achievement of non-GAAP revenue, non-GAAP EBITDA and non-GAAP Cloud revenue goals both in 2015 and 2016. With respect to the portion of the transition equity awards earned with respect to 2016 performance, our 2016 non-GAAP revenue and non-GAAP EBITDA were above the target set by our Board for 2016 but below the maximum performance level. Our 2016 non-GAAP Cloud revenue was above the minimum threshhold level but below target. As a result, our NEOs were issued an aggregate of 35,727 restricted shares of our Common Stock, or 101% of the target number of performance-based restricted shares under the 2015-2016 performance-based restricted stock awards.

•
Time-Based Equity:    Our NEOs were granted (i) an aggregate of 122,463 time-based restricted shares of our Common Stock and (ii) stock options to purchase an aggregate of 299,184 shares of our Common Stock.

QUESTIONS & ANSWERS ABOUT THIS PROXY MATERIAL & VOTING MATTERS

Q:	Why am I receiving these proxy materials?

A:
Our Board is providing these proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting to be held on Tuesday, May 16, 2017 at 10:00 a.m. local time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. The Notice of Annual Meeting, this Proxy Statement and accompanying form of proxy card are being made available to you on or about April 6, 2017. This Proxy Statement includes information that we are required to provide to you under rules promulgated by the U.S. Securities and Exchange Commission (the "SEC") and that is designed to assist you in voting your shares.

Q:    What is included in the proxy materials?
A:    The proxy materials include:

•	This Proxy Statement for the Annual Meeting;

•	Our 2016 Annual Report to Stockholders, which consists of our Annual Report on Form 10-K for the year ended December 31, 2016; and

•	The proxy card or a voting instruction form for the Annual Meeting, if you have requested that the proxy materials be mailed to you.

Q:	How can I get electronic access to the proxy materials?

A:
The Company's proxy materials are available at http://materials.proxyvote.com/87157B and at www.synchronoss.com. Our website address is included for reference only. The information contained on our website is not incorporated by reference into this Proxy Statement.

You can find directions on how to instruct us to send future proxy materials to you by email at www.proxyvote.com. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	Who can vote at the Annual Meeting?

A:
Only stockholders of record at the close of business on March 27, 2017 will be entitled to vote at the Annual Meeting. On this record date, there were 46,372,470 shares of the Company's common stock ("Common Stock") outstanding. All of these outstanding shares of Common Stock are entitled to vote at the Annual Meeting (one vote per share of Common Stock) in connection with the matters set forth in this Proxy Statement. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at Synchronoss' principal executive offices at 200 Crossing Boulevard, Bridgewater, New Jersey for the ten-day period prior to the Annual Meeting.

Q:	How do I vote at the Annual Meeting?

A:	Stockholder of Record: Shares Registered in Your Name

If on March 27, 2017 your shares were registered in your name with the Company's transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record and may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy on the Internet or via telephone as instructed below or submit your proxy card, if you have requested one, to ensure your vote is counted.
If you are a stockholder of record, you may vote in person at the Annual Meeting or by one of the following methods:

•
By Internet — You may vote by proxy via the Internet at www.proxyvote.com by following the instructions provided in the Notice or, if you requested printed copies of the proxy materials by mail, by following the instructions provided in the proxy card.

•
By Telephone — You may vote by proxy by telephone by following the instructions provided in the Notice or, if you requested printed copies of the proxy materials by mail, by calling the toll free number found on the proxy card.

•	By Mail — If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.
Please note that the Internet and telephone voting facilities for stockholders of record is available 24 hours a day and will close at 11:59 p.m., Eastern Time on May 15, 2017. The individuals named as proxies will vote your shares in accordance with your instructions.
We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote. However, please be aware that you must bear any costs associated with your

Internet access, such as usage charges from Internet access providers and telephone companies.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 27, 2017 your shares of Common Stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you may direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting, provided you have proof of your share ownership (such as a brokerage statement showing that you owned shares as of March 27, 2017) and a form of photo identification. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received instructions for granting proxies with these proxy materials from that organization rather than from the Company. A number of brokers and banks participate in a program provided through Broadridge Financial Services that enables beneficial holders to grant proxies to vote shares via telephone or the Internet. If your shares are held by a broker or bank that participates in the Broadridge program, you may grant a proxy to vote those shares telephonically by calling the telephone number on the instructions received from your broker or bank, or via the Internet at Broadridge's website at www.proxyvote.com. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Q.	How many votes do I have?

A.	On each matter to be voted upon, you have one vote for each share of Common Stock you owned as of March 27, 2017.

Q.	What if I do not make specific voting selections?

A.	Stockholder of Record — If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board, or

•	Sign and return a proxy card without giving specific voting instructions, then your shares will be voted "For" the election of Thomas J. Hopkins as a member of the Company's Board of Directors, "For" the ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for its fiscal year ending December 31, 2017, "For" the approval of the compensation of the Company's named executive officers and "For" the every "1 Year" option for the advisory vote on the frequency of future advisory votes on executive compensation. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Beneficial Owner — If you are a beneficial owner of shares of Common Stock held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on "routine" matters but cannot vote on "non-routine" matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on any matter other than Proposal 2 with respect to your shares. This is generally referred to as a "broker non-vote."

Q.	Can I change my vote after submitting my proxy?

A.	Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•
You may change your vote using the Internet or telephone methods described above prior to 11:59 p.m., Eastern Time on May 15, 2017, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted.

•	You may submit another properly completed timely proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to the Company's Secretary at 200 Crossing Boulevard, Bridgewater, New Jersey 08807.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your previously delivered proxy.
If you are a beneficial owner of your shares and wish to change or revoke your previously delivered proxy, you must contact the broker, bank or other agent holding your shares and follow their instructions for changing your vote.

Q.	Who is paying for this proxy solicitation?

A.
The Company will pay for the entire cost of soliciting proxies for the Annual Meeting. In addition to the proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The Company may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials.

Q:	Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

A:	In accordance with the rules promulgated by the SEC, we have elected to furnish our proxy materials, including this Proxy

Statement and our annual report to our stockholders, primarily via the Internet. Beginning on or about April 6, 2017, we mailed to our stockholders a "Notice of Internet Availability of Proxy Materials" that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the Internet, how to vote at the meeting and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained at http: materials.proxyvote.com/87157B. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Q:	What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?

A:
We have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders at that address. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials, stockholders should send their requests to our principal executive offices, Attention: Secretary. Stockholders who hold shares in street name (as described below) may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

Q.    How are votes counted?

A.
Each share of Common Stock is entitled to one vote. Votes will be counted by the inspector of election appointed for the Annual Meeting. Prior to the Annual Meeting, the inspector will sign an oath to perform his or her duties in an impartial manner and according to the best of his or her ability. The inspector will determine the number of shares of Common Stock represented at the Annual Meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties. The determination of the inspector of elections as to the validity of proxies will be final and binding.

Q.	What vote is required to approve each proposal?

•
Our directors are elected by a plurality of the votes cast at an annual meeting of stockholders, meaning the nominee(s) receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. An instruction to "Withhold" authority to vote for a nominee will result in the nominee receiving fewer votes, but will not count as a vote against the nominee. If you do not instruct your broker how to vote with respect to this proposal, your broker may not vote with respect to this proposal. Abstentions and "broker non-votes" (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will have no effect on the election of a nominee.

•
Ratification of the appointment by our Board of Directors of Ernst & Young LLP as the Company's independent registered public accounting firm for our fiscal year ending December 31, 2017, requires a "For" vote from the majority of all of the outstanding shares that are present in person or represented by proxy and cast affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted "For" or "Against" this proposal and will have no effect on this proposal. Because this proposal is a routine matter, a broker or other nominee may generally vote and therefore no broker non-votes are expected to exist in connection with this proposal.

•
The advisory approval of the compensation of the Company's NEOs as described in this Proxy Statement requires a "For" vote from the majority of all of the outstanding shares that are present in person or represented by proxy and cast affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted "For" or "Against" this proposal and will have no effect on this proposal. Even though your vote is advisory and therefore will not be binding on the Company, our Compensation Committee will review the voting results and take them into consideration when making future executive compensation decisions.

•
The advisory vote on the frequency of future advisory votes on the compensation of the Company's NEOs as described in this Proxy Statement requires a "For" vote for one of the three options presented: every "1 Year," "2 Years" or "3 Years". The option receiving the plurality of votes from the outstanding shares that are present in person or represented by proxy and cast affirmatively or negatively at the Annual Meeting will be the option deemed approved by our stockholders. Abstentions and broker non-votes will not be counted "For" or "Against" this proposal and will have no effect on this proposal. Even though your vote is advisory and therefore will not be binding on the Company, our Compensation Committee will review the voting results and take them into consideration when making future determinations about how frequently to ask the Company's stockholders to consider an advisory proposal on executive compensation.

If there are insufficient votes to approve any of the matters, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposal(s). If the Annual Meeting is adjourned for any reason, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original Annual Meeting unless you revoke or withdraw your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.
Q.    Is my vote confidential?

A.	Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.
Q.    What is the quorum requirement?

A.
A quorum of stockholders is necessary to hold a valid stockholders meeting. A quorum will be present if a majority of the voting power of all of the Company's outstanding shares is represented by stockholders present at the Annual Meeting in person or by proxy. On the record date, there were 46,372,470 shares of Common Stock outstanding and entitled to vote. Thus, 23,186,236 shares must be represented by stockholders present at the Annual Meeting in person or by proxy to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

Q.	How can I find out the results of the voting at the Annual Meeting?

A.
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be set forth in a Current Report on Form 8-K to be filed by the Company with the SEC no later than four business days after the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2017.
The proxy statement and annual report to stockholders is available at http://materials.proxyvote.com/87157B.

Corporate Governance at Synchronoss

CORPORATE GOVERNANCE GUIDELINES
Synchronoss is committed to excellent corporate governance, which we believe helps us to sustain our success and build long-term value for our stockholders. Our Board has adopted Corporate Governance Guidelines (the "Guidelines") that set forth the framework within which our Board can effectively function and govern our affairs. The Guidelines address, among other things, the composition and responsibilities of our Board, director independence, management succession planning and evaluation, access to information, executive sessions, communication with stockholders, target ownership by and remuneration of our directors, Board committees and selection of new directors. We have also adopted a Code of Business Conduct (the "Code") that applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer, or those serving similar functions) and directors. The Guidelines and Code are available on the Investor Relations section of our website at www.synchronoss.com.
Our Board regularly reviews legal and regulatory requirements, evolving best practices and other developments and may modify, waive, suspend or repeal the Guidelines or Code from time to time as it deems necessary or appropriate in the exercise of our Board's judgment or in the best interests of our stockholders. If we make any substantive amendments to the Guidelines or the Code, we will promptly disclose the nature of the amendment or waiver on our website to the extent required by applicable law or regulations.

BOARD LEADERSHIP STRUCTURE
Consistent with the Guidelines, our Board believes it is important to retain its flexibility to allocate the responsibilities of our Chief Executive Officer ("CEO") and Chairman of the Board in any way that is in the best interests of our Company based on the circumstances existing at a particular point in time. Our Board believes that it should periodically assess who should serve these roles and whether the offices should be served independently or jointly, and that our Board should not be restricted by any strict policy directive when making these decisions. In addition, our Board continually evaluates its leadership structure to ensure that the Board is structured to address the best interests of our Company and our stockholders as they evolve over time.
Currently and effective as of January 19, 2017 when we completed our acquisition of Intralinks, our Board has determined that our Company and our stockholders are best served by having Mr. Waldis, one of our founders, serve as our Executive Chairman of the Board, and Mr. Hovsepian serve as our CEO and a member of our Board. As CEO, Mr. Hovsepian is the individual with primary responsibility for managing our day-to-day operations, setting our overall business strategy, and ensuring the successful growth of our business. Mr. Waldis' in-depth experience as our founder and long-time CEO and Chairman of the Board position him well to serve now as our Executive Chairman of the Board, where he will remain on our Board, managing our funnel for sales of new communication and media products through our transition in 2017, assisting on certain business development activities, and providing other consultative support to the CEO, upon his request

INDEPENDENCE OF OUR BOARD OF DIRECTORS
Each year, as part of our assessment of director independence, our Nominating/Corporate Governance Committee and our full Board conduct a review of the financial and other relationships between each director, or any of their immediate family members, and our Company, our senior management, companies with whom we have business dealings and our independent registered public accounting firm. Our Board also consults with our legal counsel to ensure that its determinations are consistent with all relevant laws and regulations regarding the definition of independent, including those set forth in pertinent listing standards of the Nasdaq Global Market ("Nasdaq"), as amended from time to time. Consistent with those considerations, after review of all relevant transactions or relationships, our Board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards except for Stephen G. Waldis, who serves as our Executive Chairman, and Ronald W. Hovsepian, who serves as our CEO. Our independent directors meet in regularly scheduled executive sessions where only independent directors are present. Mr. Cadogan presides over those sessions. There are no family relationships among any of our directors or executive officers.

BOARD OF DIRECTORS OVERSIGHT OF RISK MANAGEMENT
Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our operations, strategic direction and intellectual property as more fully discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our other SEC filings. Assessing and managing risk is the responsibility of our management. Our Board oversees management in the execution of its responsibilities and for assessment of our approach to risk management. An overall review and assessment of risk is inherent in our Board's consideration of our business plans, strategies and other significant developments. Additionally, our Board regularly reviews various risks arising out of transactions and other matters that are presented to our Board and when making decisions impacting us. At least annually, our Board also reviews and analyzes the strategic and operational risks and opportunities that face our Company as a whole, as well as those related to specific areas of our business.
Our Board delegates the oversight of certain categories of risk affecting our Company to designated Board committees, who report their findings to our full Board. Our Audit Committee is responsible for overseeing our Board's execution of its risk management oversight responsibility, including discussing guidelines and policies governing the process by which our management assess and manage our exposure to major financial risk exposures and the steps management has taken to monitor and control such exposures, based on consultation with our management and independent auditors. Our Audit Committee also annually reviews the audit plan of management, our information technology risks and mitigation strategies, the domestic and international tax function and treasury operations and conformity with ethics and compliance standards. In addition, our Board has delegated to other Board committees the oversight of risks within their areas of responsibility and expertise. For example, our Compensation Committee oversees the risks associated with our compensation practices, including an annual assessment of our compensation policies and practices for our employees.

BOARD SELF-EVALUATION
Our Nominating/Corporate Governance Committee oversees a biennial self-evaluation process to analyze and review our Board's performance and the performance of each of the members of our Board. The Nominating/Corporate Governance Committee reviews these results and discusses them with the full Board with the intention of utilizing them to enhance our Board's effectiveness and, if necessary, develop action plans.

STOCKHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS
Stockholders may communicate with our management and independent directors by sending a letter to Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, New Jersey 08807, Attention: Secretary. Each communication should set forth the (i) name and address of the stockholder as they appear on our books and, if the shares of our Common Stock are held by a broker, bank or other agent, the name and address of the beneficial owner of such shares, and (ii) number of shares of our Common Stock that are owned of record by such record holder and/or beneficially by such beneficial owner. Our Secretary will review all communications from stockholders and has the authority to disregard any inappropriate communications or take other appropriate actions with respect to any inappropriate communications. If deemed an appropriate communication, our Secretary will forward it, depending on the subject matter, to the chairperson of a committee of our Board or a particular director, as appropriate.

BOARD OF DIRECTORS AND COMMITTEE DUTIES
Our Board oversees, counsels and directs management in the long-term interests of our Company and our stockholders. Our Board, individually and through its committees, is responsible for:

•	overseeing the conduct, assessment and other operational risks to evaluate whether our business is being properly managed;

•	reviewing and approving our strategic, financial and operating plans and other significant actions;

•	evaluating the performance of and reviewing and determining the compensation of our CEO and other executive officers;

•	planning for succession for our CEO and monitoring management's succession planning for other executive officers; and

•	overseeing the processes for maintaining the integrity of our financial statements, public disclosures, and compliance with laws and ethics.

BOARD STRUCTURE AND COMMITTEES
During 2016, our Board met 15 times and acted twice by unanimous written consent. Each director who was a director in 2016 attended at least 75% of the meetings of our Board and of each committee of which he served as a member. Each of our directors who was a director in May 2016, other than Mr. Moore, attended our 2016 Annual Meeting of Stockholders. Our Board has established an Audit Committee, a Compensation Committee, a Business Development Committee and a Nominating/Corporate Governance Committee. Our Board has delegated various responsibilities and authority to its committees as generally described below. Our Board has determined that each member of our Audit, Compensation, Business Development and Nominating/Corporate Governance Committees is free of any relationship that would interfere with his individual exercise of independent judgment with regard to us. The following table provides membership, chair and number of meetings information for each of our Board committees during 2016:

Name*	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee	Business Development Committee
Stephen G. Waldis				M
William J. Cadogan	M	C	M	M
Thomas J. Hopkins	M	M		C
James M. McCormick		M	C
Donnie M. Moore	C		M
Total meetings in year 2016	9	5	1	5
______________________________
M Member      C Chair

*
Mr. Hovsepian is excluded from this table as he joined the Board in January 2017. He does not presently sit on any Board committees. Mr. Hoffman is also excluded from this table as he did not run for re-election at the 2016 Annual Meeting of Stockholders and his service on our Board terminated effective May 17, 2016.

AUDIT COMMITTEE
Our Audit Committee oversees the integrity of our financial statements, compliance with applicable legal and regulatory requirements, effectiveness of our internal controls and audit function, and the qualifications, independence, and performance of our independent registered public accounting firm. During 2016, senior members of our financial and legal management participated in each of our Audit Committee's meetings. Our Audit Committee also discussed with our independent registered public accounting firm the overall scope and plans for their audit and met with them on a regular basis without members of management. Our Audit Committee consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, our Audit Committee:

•	reviews our annual audited and quarterly financial statements and SEC reporting;

•
reviews the Company's assessment of risk pertaining to our reporting and disclosure controls and monitors our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements;

•
establishes procedures for the receipt and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	appoints, compensates, reviews procedures to ensure the independence of and oversees the work of, our independent registered public accounting firm, including approving services and fee arrangements;

•	reviews with senior members of our management our policies and practices regarding risk assessment and risk management;

•	approves all related party transactions;

•
reviews periodically the adequacy and effectiveness of our internal and disclosure controls, including our policies regarding compliance with legal, regulatory, code of conduct, ethical and internal auditing standards;

•	reviews earnings press releases prior to issuance; and

•	reviews findings and recommendations of our independent registered public accounting firm and management's response to their recommendations.
Our Audit Committee of our Board is comprised of the following three directors: Thomas J. Hopkins, William J. Cadogan and Donnie M. Moore (Chair). Our Audit Committee met nine times during 2016. Our Board annually reviews the definition of independence for Audit Committee members set forth in the Nasdaq listing standards and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) and 5605(c)(2) of the Nasdaq listing standards). In addition to qualifying as independent under the Nasdaq rules, each member of our Audit Committee can read and has a working understanding and comprehension of fundamental financial statements. Our Board has determined that each of Donnie M. Moore and Thomas J. Hopkins is an audit committee financial expert, as defined by Item 407(d) of Regulation S-K based on a qualitative assessment of each of their level of knowledge and experience based on a number of factors, including their respective formal education and experience. The designation does not impose on either Mr. Moore or Mr. Hopkins any duties, obligations or liability that are greater than are generally imposed on them as a member of our Audit Committee and our Board, and their respective designations as Audit Committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our Audit Committee or Board. Our Audit Committee charter can be found on the Investor Relations section of our website at www.synchronoss.com.

COMPENSATION COMMITTEE
Our Compensation Committee is comprised of the following three directors: William J. Cadogan (Chair), James M. McCormick and Thomas J. Hopkins, each of whom is independent, as currently defined in Rule 5605(a)(2) and 5605(d)(2) of the Nasdaq listing standards. In addition, each member of our Compensation Committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). Our Compensation Committee met five times during 2016. Our Compensation Committee is charged by our Board to:

•	review and approve our compensation strategy and philosophy;

•	review and approve our annual corporate goals and objectives related to executive compensation and evaluate performance in light of these goals;

•
review and approve policies and all forms of compensation and other benefits to be provided to our employees (including our NEOs), including among other things the annual base salaries, bonus, stock options, restricted stock grants and other incentive compensation arrangements;

•	evaluate the CEO's performance and determine his salary and incentive compensation;

•	in consultation with the CEO, determine the salaries and incentive compensation of our other executive officers;

•	make recommendations from time to time to our Board regarding non-employee director compensation matters;

•	recommend, for approval by the Board, the adoption or amendment of our equity and cash incentive plans;

•	administer our stock purchase plan and equity incentive plans;

•	oversee the administration of our other material employee benefit plans, including our 401(k) plan; and

•	review and approve other aspects of our compensation policies and matters as they arise from time to time.
A more detailed description of our Compensation Committee's functions can be found in our Compensation Committee charter, which can be found on the Investor Relations section of our website at www.synchronoss.com.
Our Compensation Committee has also established a Key Employee Equity Awards Committee, with our CEO as the sole member, whose purpose is to approve equity awards to our newly hired and current employees, subject to guidelines previously approved by our Compensation Committee. Our Key Employee Equity Awards Committee acted 12 times in 2016.
In accordance with Nasdaq listing standards, our Compensation Committee, under its charter, may select and retain, and is directly responsible for the appointment, compensation and oversight of, compensation consultants or any other third party to assist in the evaluation of director and officer compensation, as well as any other compensation matters. In addition, our Compensation Committee has the responsibility to consider the independence of these advisers in accordance with applicable law and/or Nasdaq listing standards. Our Compensation Committee has retained Deloitte Consulting LLP ("Deloitte") as its compensation consultant. In 2016, Deloitte did not perform any services for us other than its services to our Compensation Committee and received no compensation from our Company other than its fees in connection with the firm's retention as our Compensation Committee's compensation consultant. Our Compensation Committee assessed the independence of Deloitte pursuant to applicable SEC rules and Nasdaq listing standards and concluded that the work of Deloitte has not raised any conflict of interest. Our Compensation Committee considers the information provided by Deloitte when making decisions with respect to compensation matters, along with information it receives from management and its own judgment and experience. Representatives of Deloitte generally attend regular Compensation Committee meetings and meet with our Compensation Committee without management present. Deloitte serves at the discretion of our Compensation Committee and our Compensation Committee approves the fees paid to Deloitte.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During the year ended December 31, 2016, William J. Cadogan (Chair), James M. McCormick and Thomas J. Hopkins served as members of our Compensation Committee. Charles E. Hoffman was also a member of our Compensation Committee through May 17, 2016. Mr. Hoffman did not run for re-election at the 2016 Annual Meeting of Stockholders and Mr. McCormick replaced him as a member of our Compensation Committee and Chairman of our Nominating/Corporate Governance Committee. None of the members of our Compensation Committee was an officer or employee of our Company at any time during 2016 and none of the members of our Compensation Committee has ever served as an officer of our Company or had any relationship with us requiring disclosure herein. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE
The members of our Nominating/Corporate Governance Committee are: William J. Cadogan, James McCormick (Chair) and Donnie M. Moore. Our Nominating/Corporate Governance Committee met once in 2016. All members of our Nominating/Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). In addition, our Nominating/ Corporate Governance Committee:

•	reviews and reports to our Board on a periodic basis with regard to matters of corporate governance;

•
recommends qualified candidates to our Board for election as our directors, including the directors our Board proposes for election by the stockholders at the Annual Meeting and directors nominated by our stockholders;

•
reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies and on matters relating to the practices of directors and the functions and duties of the various Board committees;

•	develops and implements our Board's biennial self-assessment process and works with our Board to implement improvements in their effectiveness;

•	reviews succession plans periodically with our CEO relating to positions held by elected corporate officers;

•
reviews and makes recommendations to our Board regarding the size and composition of our Board and the appropriate qualities and skills required of our directors in the context of the then current make-up of our Board and our business; and

•	establishes and periodically reviews stock ownership guidelines for our executive officers and directors.
Our Nominating/Corporate Governance Committee charter can be found on the Investor Relations section of our website at www.synchronoss.com.
Our Nominating/Corporate Governance Committee has established procedures for the nomination process and leads the search for, selects and recommends candidates for election to our Board. Consideration of new director candidates typically involves a series of committee discussions, the review of information concerning candidates and interviews with selected candidates. Candidates for nomination to our Board typically have been suggested by other members of our Board or by our executive officers. From time to time, our Nominating/Corporate Governance Committee may engage the services of a third-party search firm to identify director candidates. Our Nominating/Corporate Governance Committee also considers candidates proposed in writing by stockholders, provided those proposals meet the eligibility requirements for submitting stockholder proposals under our amended and restated bylaws and are accompanied by certain required information about the candidate in accordance with our amended and restated bylaws and organizational documents. Candidates proposed by stockholders will be evaluated by our Nominating/Corporate Governance Committee using the same criteria as for all other candidates. Stockholders may contact the Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder nominations and proposals. For more information pertaining to stockholder proposal, see “Stockholder Proposals for the Next Annual Meeting.”
In considering nominees for our Board, our Nominating/Corporate Governance Committee considers each candidate's independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment and ability to serve our stockholders' long-term interests. These factors, along with others considered useful by our Nominating/Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of our Board at a particular point in time. As a result, the priorities and emphasis of our Nominating/Corporate Governance Committee and of our Board may change from time to time to take into account changes in our business and other trends and the portfolio of skills and experience of current and prospective directors. Our Nominating/Corporate Governance Committee has not adopted a formal policy regarding the consideration of diversity in identifying director nominees or in searching for new directors.

BUSINESS DEVELOPMENT COMMITTEE
The members of our Business Development Committee are: William J. Cadogan, Thomas J. Hopkins (Chair) and Stephen G. Waldis. All members of our Business Development Committee other than Mr. Waldis are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). Our Business Development Committee met five times during 2016. Our Business Development Committee reviews certain strategic business development and growth opportunities and recommends those that it determines are in line with our short-term and long-term strategic goals. Our Business Development Committee charter can be found on the Investor Relations section of our website at www.synchronoss.com.

DIRECTOR COMPENSATION
This section provides information regarding the compensation policies for our non-employee directors and cash amounts paid or equity granted to these directors in 2016. Any director who is also an employee of our Company does not receive any additional compensation for service as a director. For 2016, our non-employee director compensation program consisted of:

Compensable Position / Event	Compensation
Initial Equity Grant	Non-qualified stock option to purchase 30,000 shares (1)
Annual Cash Retainer	$50,000
Annual Equity Grant	Equity awards with an aggregate grant date fair value of $200,000 60% in restricted shares(1) 40% in the form of a non-qualified stock option(1)
Committee Chairperson Retainer	$20,000 (Audit) $15,000 (Compensation) $10,000 (Nominating/Corporate Governance) $10,000 (Business Development)
Committee Member Retainer	$10,000 (Audit) $7,500 (Compensation) $5,000 (Nominating/Corporate Governance) $5,000 (Business Development)
______________________________
(1)Options and restricted shares vest one-third each year over three years from the grant date.
Our Compensation Committee annually determines a fixed monetary value of equity awards to be granted to our non-employee directors based on their analysis of the competitive range of the equity granted to directors at our peer group companies and other publicly-available information. The actual number of restricted shares and shares underlying stock options is determined based on the grant date fair value of the equity awards. The stock options have an exercise price equal to the closing price reported on Nasdaq of our Common Stock on the grant date. The annual retainer fees are paid to our directors quarterly at the beginning of each quarter. In addition, we currently have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at our Board and Committee meetings. The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a non-employee director during 2016.

Name		Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
William J. Cadogan		85,000	119,997	78,197	283,194
Charles E. Hoffman	(3)	33,750	119,997	78,197	231,944
Thomas Hopkins		77,500	119,997	78,197	275,694
James McCormick		50,000	119,997	78,197	248,194
Donnie M. Moore		75,000	119,997	78,197	273,194
______________________________

(1)
The amounts in this column reflect the aggregate grant date fair value of the stock awards computed in accordance with FASB ASC Topic No. 718. See Footnote 13 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of our assumptions in estimating the fair value of our stock awards. As of December 31, 2016, each of Messrs. Cadogan, Hopkins, McCormick and Moore held 6,916 restricted shares of our Common Stock. Mr. Hoffman resigned from our Board effective May 17, 2016 and did not hold any restricted shares of Common Stock as of December 31, 2016.

(2)
The amounts in this column reflect the aggregate grant date fair value of the stock options computed in accordance with FASB ASC Topic No. 718. See Footnote 13 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of our assumptions in estimating the fair value of our stock option awards. As of December 31, 2016, each of Messrs. Hopkins and McCormick held unexercised options to purchase 44,014 shares of our Common Stock having a weighted average exercise price of $30.18 per share, of which 30,000 shares were vested; Mr. Cadogan held unexercised options to purchase 51,514 shares of our Common Stock, having a weighted average exercise price of $28.10 per share, of which 37,500 shares were vested; and Mr. Moore held options to purchase 64,514 shares of our Common Stock, having a weighted average exercise price of $27.74 per share, of which 50,500 shares were vested. As of December 31, 2016, Mr. Hoffman did not hold any outstanding unexercised stock options. The options granted to our non-employee directors in 2016 were granted at an exercise price of $33.50 per share.

(3)	Mr. Hoffman did not run for re-election at the 2016 Annual Meeting of Stockholders and his service on our Board terminated effective May 17, 2016.

DIRECTOR STOCK OWNERSHIP GUIDELINES
We have established stock ownership guidelines for our directors to retain an equity stake in the Company to more closely align their interests with those of our stockholders. Each director is required to own the number of shares of our Common Stock with a value equal to three times the annual cash retainer for service on our Board. Ownership is calculated annually based on the closing sales price of our Common Stock on Nasdaq for the last trading day in the prior year. Any newly elected director has three years from the date of his or her election to achieve the targeted equity ownership level. As of December 31, 2016, each of our directors owned at least the number of shares of our Common Stock required by these guidelines based on the price of our Common Stock on such date.

LIMITATION OF LIABILITY AND INDEMNIFICATION
As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that we are authorized to (i) enter into indemnification agreements with our directors and officers and (ii) purchase directors' and officers' liability insurance, which we currently maintain to cover our directors and executive officers. The form of indemnification agreement with our directors provides that we will indemnify each director against any and all expenses incurred by that director because of his status as one of our directors, to the fullest extent permitted by Delaware law, our restated certificate of incorporation and amended and restated bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, but subject to various exceptions, we will advance all expenses incurred by our directors in connection with a legal proceeding. Our restated certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors. The restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•
for any breach of a director's duty in respect of unlawful (i) payments of dividends or (ii) stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law and the breach of a director's duty of loyalty to us or our stockholders;

•	for any transaction from which the director derives any improper personal benefit; and

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law.
Our restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of our restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. The foregoing provisions of the restated certificate of incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws. As permitted by Section 145 of the Delaware General Corporation Law, our restated certificate of incorporation provides that we may indemnify our directors to the fullest extent permitted by Delaware law and the restated certificate of incorporation provisions relating to indemnity may not be retroactively repealed or modified so as to adversely affect the protection of our directors.

RISK MANAGEMENT CONSIDERATIONS
Each year, our Compensation Committee reviews our compensation practices and policies for all employees, including our NEOs, and assesses whether they have the potential to incentivize employees without taking risks that are reasonably likely to have a material adverse effect on our Company. Since our annual performance-based bonus and equity programs are designed to align our employees' compensation with both our short- and long-term business objectives and performance, and therefore enhance stockholder value, our Compensation Committee believes that our compensation practices and policies discourage behavior that leads to excessive risk-taking. Therefore, our Compensation Committee believes our practices and policies will promote balanced risk management and are not likely to have a material adverse effect on our Company. Set forth below are the key risk-balancing elements of our compensation practices and policies:

Financial Performance Measures
The ranges set for financial performance measures are designed to reward success without encouraging excessive risk taking. Pursuant to our three-year equity plan, the number of performance-based restricted shares to be issued is based on our financial performance over a three-year period. There are maximum payouts under our cash incentive plan and the performance-based restricted shares, which help mitigate risk.

Equity Vesting Periods
Time-based restricted shares typically vest over three years, while stock options typically vest over four years. The performance-based restricted shares are earned and vest upon determination of the achievement of our three-year business plan. The vesting of the equity awards is designed to reward continued service with us, increases in our stock price and achievement of corporate goals designed to enhance stockholder value.

Equity Retention Guidelines
NEOs are required to acquire within five years of becoming an executive officer, and hold while they are executive officers, shares (vested and unvested) having a value of at least three times, or five times in the case of our CEO, their respective base salaries.

No Hedging	NEOs are not permitted to enter into any transaction designed to hedge, or having the effect of hedging, the economic risk of owning our securities.
Financial Restatement, Recoupment and Related Policies
As part of our Ethics and Business Conduct Policy, we will investigate all reported instances of questionable or unethical behavior of a director, NEO or other employee and, where improper behavior or failure to act is found to have occurred, will take appropriate action up to and including termination. If an investigation uncovers that an individual has committed fraud or other improper acts that causes our financial statements to be restated or otherwise affected, we will take immediate and appropriate disciplinary action with respect to that individual up to and including termination. We also intend to pursue whatever legal remedies are available to prosecute that individual to the fullest extent of the law and seek to recoup or recover any amounts he or she inappropriately received as a result of his or her improper actions, including but not limited to any annual or long term incentives that he or she received to the extent the individual would not have received that amount had the improper action not been taken.

Synchronoss Executive Leadership Team and Executive Officers

The following table sets forth the name, age (as of April 6, 2017) and position of each of the individuals who served as an executive officer as of December 31, 2016.

Name	Age	Positions (as of December 31, 2016)
Individuals Serving as Executive Officers as of December 31, 2016:
Stephen G. Waldis (1)	49	Founder, Chief Executive Officer and Chairman of the Board
Karen L. Rosenberger (2)	51	Executive Vice President and Chief Financial Officer
Patrick J. Doran	44	Executive Vice President and Chief Technology Officer
Robert E. Garcia	48	President and Chief Operating Officer
Ronald J. Prague	53	EVP, Chief Legal Officer, General Counsel and Secretary
Christopher S. Putnam	48	Executive Vice President, Sales
David Schuette	51	Executive Vice President and President, Enterprise
(1) Mr. Waldis resigned as our Chief Executive Officer in January 2017 and now is our Executive Chairman.
(2) Ms. Rosenberger resigned as our Chief Financial Officer on February 27, 2017, and remained employed with us through April 1, 2017.

The following table sets forth the name, age (as of April 6, 2017) and position of each of our executive officers as of the date of this Proxy Statement. Information as of April 6, 2017 about the number of shares of Common Stock beneficially owned by each of the individuals designated as an executive officer as of the date of this Proxy Statement, whether held directly or indirectly, appears below under the heading “Equity Security Ownership of Certain Beneficial Owners and Management."

Name	Age	Current Positions
Current Executive Officers:
Stephen G. Waldis (1)	49	Executive Chairman and Founder; Former Chief Executive Officer
Ronald W. Hovsepian (1)	56	Chief Executive Officer and Director
John W. Frederick (2)	53	Chief Financial Officer
Robert E. Garcia	48	President and Chief Operating Officer
John DeFeo	54	EVP, General Manager, Customer Success and Technology Operations
Ronald J. Prague	53	EVP, Chief Legal Officer, General Counsel & Secretary
______________________________

(1)
Mr. Hovsepian was appointed as a Director and our Chief Executive Officer on January 19, 2017 in connection with the closing of our acquisition of Intralinks, replacing Mr. Waldis who was appointed Executive Chairman as of that same date.

(2)
Mr. Frederick was appointed as our Chief Financial Officer on February 27, 2017, at which time Ms. Rosenberger resigned as Chief Financial Officer. Ms. Rosenberger remained employed with us through April 1, 2017.

The following table sets forth the names, ages (as of April 6, 2017) and positions of other key employees of our Company as of the date of this Proxy Statement following the closing of the Intralinks acquisition and the reorganization of our operations:

Name	Age	Positions
Current Key Employees:
Patrick J. Doran	44	Chief Technology Officer, EVP, General Manager, Research & Development, Center of Excellence
Michael Feinberg	54	EVP, General Manager, Research & Development, Communications & Media
Carlos Montero-Luque	54	EVP, General Manager, Research and Development, Enterprise
Leif O'Leary	45	EVP, General Manager, Go-to-Market, Strategic Financials
David Schuette	51	EVP, General Manager, Go-to-Market, Enterprise
Clayton A. Thomas, Jr.	54	EVP, General Manager, Go-to-Market, Communications & Media
Christopher S. Putnam	48	EVP, Sales

The following paragraphs provide information, as of the date of this Proxy Statement, about our current executive officers and other key employees:

Current Executive Officers

Stephen G. Waldis has served as our Executive Chairman since January 2017, having served as Chairman of the Board of Directors since 2001, as our Chief Executive Officer from 2000 until January 2017 and as our President from 2000 until 2011. Before founding Synchronoss, Mr. Waldis served as Chief Operating Officer at Vertek Corporation, a privately held professional services company serving the telecommunications industry, from 1994 to 2000. From 1992 to 1994, Mr. Waldis served as Vice President of Sales and Marketing of Logical Design Solutions, a provider of telecommunications and interactive solutions. From 1989 to 1992, Mr. Waldis worked in various technical and product management roles at AT&T. Mr. Waldis received a degree in corporate communications from Seton Hall University.

Ronald W. Hovsepian has served as our Chief Executive Officer and a Director since January 2017 when we completed the acquisition of Intralinks. Prior to joining Synchronoss, since December 2011, Mr. Hovsepian served as Chief Executive Officer, President and Director of Intralinks. Mr. Hovsepian served as President and Chief Executive Officer of Novell, Inc. from 2006 until Novell's acquisition by the Attachmate Group in April 2011. He joined Novell in 2003 as President, North America, and next served as Executive Vice President and President, Worldwide Field Operations and served as President and Chief Operating Officer from 2005 until his appointment as Chief Executive Officer in 2006. Prior to his time at Novell, Mr. Hovsepian served in a number of management and executive positions with IBM over an approximately 17-year period, including worldwide general manager of IBM's distribution industries. and manager of global hardware and software development sales, marketing and services. Mr. Hovsepian has served as a member of the board of directors of ANSYS, Inc., an engineering simulation software company, since 2012 and, from November 2014 to December 2016, has also held the position of non-executive chairman. From 1998 to 2015, Mr. Hovsepian served as a member of the board of directors of ANN Inc., a women’s fashion retailer. He also held the position of non-executive chairman of ANN’s board of directors from 2005 to 2015. Mr. Hovsepian received a Bachelor of Science from the Carroll School of Management at Boston College.

John W. Frederick has served as our Chief Financial Officer since February 2017. Prior to joining our Company, he served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Avid Technologies, Inc. from April 2013 through May 2016 and, prior to that, he served as Chief of Staff of Avid from February 2013 to April 2013. From November 2009 until joining Avid, Mr. Frederick was Executive Vice President and Chief Financial Officer of Open Solutions, Inc., a technology provider to financial institutions worldwide, which was acquired in January 2013 by Fiserv, Inc. From October 2006 to October 2007, Mr. Frederick served first as interim Chief Financial Officer and then as Chief Financial Officer of SafeNet, Inc., a global encryption security company. After a brief transition in connection with the acquisition of SafeNet, he rejoined SafeNet as Chief Financial Officer in November 2007 and served in that role until August 2009. Additionally, Mr. Frederick has held a variety of senior financial, business planning, and analysis roles at organizations including AlliedSignal (now part of Honeywell), Time Warner and Sunbeam Corporation. Early in his career, he also served in the audit practice of Coopers & Lybrand, now part of PricewaterhouseCoopers LLP. Mr. Frederick received a degree in economics from the University of Maryland and is a certified public accountant in the state of Maryland (inactive).

Robert E. Garcia has served as President of Synchronoss since December 2011 and Chief Operating Officer since 2007. Prior to that position, Mr. Garcia served in various positions at Synchronoss, including Executive Vice President of Operations and Service Delivery and General Manager of Synchronoss’ western office since joining Synchronoss in August 2000. Before joining Synchronoss, Mr. Garcia was a Senior Business Consultant with Vertek Corporation from January 1999 to August 2000. Mr. Garcia has also held senior management positions with Philips Lighting Company and Johnson & Johnson Company. Mr. Garcia received a degree in logistics and economics from St. John’s University.

John DeFeo serves as Executive Vice President, Customer Success and Technology Operations, a position he has held since January 2017. Mr. DeFeo served as Senior Vice President, Technology Operations at Intralinks, a role he held from May 2016 through January 2017 when Intralinks was acquired by Synchronoss. Prior to joining Intralinks, from October 2010 to May 2015, Mr. DeFeo led the Global Technology Infrastructure group at Cigna Corporation. Prior to Cigna, Mr. DeFeo held Chief Information Officer roles at Fidelity Investments and Motorola and he served as General Manager for the Enterprise Mobility business unit at Motorola. Mr. DeFeo attended Adelphi University and completed the Executive Development program at the Wharton School of Business at the University of Pennsylvania.

Ronald J. Prague has served as Executive Vice President, General Counsel, Chief Legal Officer and Secretary since joining Synchronoss in 2006. Before joining Synchronoss, Mr. Prague held various senior positions with Intel Corporation from 1998 to 2006, including as Group Counsel for Intel's Communications Infrastructure Group. Prior to joining Intel, Mr. Prague practiced law with the law firms of Haythe & Curley (now Torys LLP) and Richards & O'Neil (now Morgan, Lewis & Bockius LLP). Mr. Prague is a graduate of Northwestern University School of Law and received a degree in business administration and marketing from Cornell University.

Current Key Employees

Patrick J. Doran has served as our Chief Technology Officer, Executive Vice President, General Manager, Research and Development, Center of Excellence since January 2017 and, prior to that, since 2007, he served as our Executive Vice President and Chief Technology Officer. Prior to that position, Mr. Doran served in various positions, including Chief Architect and Senior Software Engineer, since joining Synchronoss in 2002. Before joining Synchronoss, Mr. Doran was a Senior Development Engineer at Agility Communications from 2000 to 2002 and a Member of Technical staff at AT&T/Lucent from 1996 to 2000. Mr. Doran received a degree in Computer and Systems engineering from Rensselaer Polytechnic Institute and a Masters Degree in Industrial Engineering from Purdue University.

Michael Feinberg serves as our Executive Vice President, Research and Development, Communications & Media, a position he has held since January 2017. Prior to that, Mr. Feinberg served as Intralinks' Senior Vice President, Engineering, a role he held since March 2016. Prior to joining Intralinks, Mr. Feinberg was the President of Verilume, Inc. from May 2013 until the company was acquired by Intralinks in March 2016.  Prior to Verilume, Mr. Feinberg held various senior positions at Hewlett-Packard from October 2001 to May 2006, including Chief Technology Officer of Network Storage. Mr. Feinberg is a member of the board of directors for PKWARE, a smart encryption software and solutions company. Mr. Feinberg received a degree in Math and Computer Science from SUNY Binghamton and a Master of Engineering in Computer Science from Cornell University.

Carlos Montero-Luque serves as our Executive Vice President, General Manager, Research and Development, Enterprise, a position he has held since January 2017. Prior to that, Mr. Montero-Luque served as Intralinks' Vice President, Engineering. Before Intralinks, Mr. Montero-Luque was VP, Engineering at ownCloud, Inc. from 2015 to 2016, and Chief Technology Officer at Apperian, Inc. from 2011 to 2015. Prior to that role, Mr. Montero-Luque held a number of engineering and product executive roles at Novell over a 10-year period following Novell's acquisition of Ximian. Mr. Montero-Luque received a degree in Electrical Engineering from the Massachusetts Institute of Technology, a Master in Liberal Arts degree, Extension Studies, from Harvard University, and has completed the General Management Program at Harvard Business School.

Leif O'Leary serves as our Executive Vice President, General Manager, Go To Market, Strategic Financials. Prior to this role, from February 2016 through January 2017, he served as Intralinks' Executive Vice President, Global Sales and, prior to that, from April 2013 to February 2016, he served as Intralinks' Senior Vice President, Sales - Americas. Prior to joining Intralinks, from March 1998 to April 2013, Mr. O'Leary served in a number of progressively senior sales and sales operations roles with PTC, Inc. culminating in the position of SVP, Worldwide Sales Operations, a position he held from October 2003 to April 2013. Prior to joining PTC, Mr. O'Leary served as a Regional Sales Manager and Sales Representative for ADP from May 1994 to March 1998. Mr. O'Leary received a degree in political science from Boston College.

David Schuette serves as our Executive Vice President, General Manager, Go To Market, Enterprise, a position he has held since January 2017. Mr. Schuette joined Synchronoss in August 2015 in the role of Executive Vice President and President, Enterprise, a position that he held until January 2017. Prior to joining Synchronoss, from 2009 to August 2015, Mr. Schuette held leadership roles at Slide3Advisors and Knowledgent Group, Inc., two consulting firms. Prior to Knowledgent Group, Mr. Schuette lead consulting practices at EMC and BusinessEdge Solutions. Mr. Schuette received a degree in Communications from Miami University of Ohio.

Clayton A. Thomas Jr. serves as our Executive Vice President, General Manager, Go To Market, Communications & Media, a position he has held since January 2017. Prior to this position, Mr. Thomas served as our Senior Vice President, Insights and Analytics from August 2015 through January 2017. Prior to joining Synchronoss, from February 2005 to August 2015, Mr. Thomas served as CEO of Razorsight, which Synchronoss acquired. Prior to Razorsight, Mr. Thomas founded Claris Capital and served as Managing Director from February 2002 to February 2005. Prior to that, Mr. Thomas founded Net2000 Communications and served as Chairman and Chief Executive Officer from August 1993 to January 2002. Mr. Thomas serves as a director for GuidePoint Security and as an advisory board member for Digital Global Systems and Ostendio. Mr. Thomas received a degree in psychology from the University of Virginia.

Christopher S. Putnam has served as our Executive Vice President, Sales since January 2016. Prior to that, he served as our Senior Vice President of Product Sales since he re-joined the Company in October 2013. Mr. Putnam previously was our Executive Vice President, Sales from April 2005 to March 2013 and served in various sales positions with Synchronoss since originally joining Synchronoss in January 2004. Prior to joining Synchronoss, from 1999 to 2004, Mr. Putnam served as Director of Sales for Perot Systems’ telecommunications and strategic markets business units. Mr. Putnam received a degree in communications from Texas Christian University.

Compensation of Executive Officers
Compensation Discussion and Analysis
This section discusses our compensation philosophy, summarizes our compensation programs and reviews compensation decisions for our NEOs for the fiscal year ended December 31, 2016.
On December 5, 2016, we entered into an Agreement and Plan of Merger that provided for our acquisition of all of the outstanding shares of common stock of Intralinks through a tender offer (the "Intralinks Transaction"). On January 19, 2017, we completed the Intralinks Transaction and Intralinks became a wholly owned subsidiary of our Company.
Upon the closing of the Intralinks Transaction, we appointed Ronald W. Hovsepian as Synchronoss' Chief Executive Officer and a member of our Board. In addition, on January 19, 2017, Stephen G. Waldis resigned from his position as Chief Executive Officer of our Company and was appointed our Executive Chairman of the Board.
Following the closing of the Intralinks Transaction, we reorganized our business to incorporate the newly-acquired Intralinks business and implement the leadership structure that we will be using to manage our business going forward. (For more information about our executive leadership team, please see the section of this Proxy Statement titled "Synchronoss Executive Leadership Team and Executive Officers.")
This Compensation Discussion and Analysis and the tables and narrative disclosure that follow, however, relate to the compensation of our NEOs for the fiscal year ended December 31, 2016 and, as a result, includes information on the compensation paid in respect of the fiscal year ended December 31, 2016 to the following individuals:

Named Executive Officer		Title as of December 31, 2016
Stephen G. Waldis	(1)	Founder, Chief Executive Officer and Chairman of the Board
Karen L. Rosenberger	(2)	Executive Vice President, Chief Financial Officer
Robert E. Garcia		President and Chief Operating Officer
Christopher S. Putnam		Executive Vice President, Sales
Ronald J. Prague		EVP, Chief Legal Officer, General Counsel and Secretary

(1)	Mr. Waldis resigned as our Chief Executive Officer effective January 19, 2017 and was appointed Executive Chairman on such date.

(2)	Ms. Rosenberger resigned as Executive Vice President and Chief Financial Officer effective February 27, 2017. Ms. Rosenberger remained employed with us through April 1, 2017.
Executive Summary
Our executive compensation philosophy and programs are designed to attract, retain and motivate high-quality executives who possess diverse skills and talents required to help us achieve our short and long-term financial and strategic goals. We believe that the programs foster a performance-oriented culture that aligns our executives' interests with those of our stockholders over the long term. We believe that the compensation of our NEOs is both appropriate for and responsive to the goal of improving shareholder value. Specifically, in 2016, the majority of each NEO's compensation was performance-based.

2016 Compensation Program Highlights
Our executive compensation program is designed to attract, retain and motivate high-quality executives and drive the creation of long-term shareholder value by tying a significant portion of executives' compensation to Company and individual performance. Our compensation philosophy and programs are designed to achieve the following objectives:

Pay for Performance
Provide a strong relationship of pay to performance through:
• Performance-based cash bonus tied primarily to achievement of corporate short-term financial goals and individual performance.
• Equity awards that deliver value based on the performance of our Common Stock and, in the case of performance-based stock awards, the achievement of pre-determined, objective financial and business goals.

Emphasis on Variable Compensation
• Total compensation is heavily weighted toward incentive compensation (i.e., annual cash bonuses and long-term equity incentives).
• Annual performance-based cash bonuses focus our NEOs on key short-term financial goals.
• Stock options and time-based and performance-based restricted shares incentivize our NEOs to focus on sustainable, long-term stockholder value creation. The value realized by our NEOs depends substantially on our long-term performance, achievement of our strategic goals and the value of our Common Stock, which we believe aligns our NEOs' interests with the long-term interests of our stockholders.

Fixed Compensation Component
• Provide base salary based on our Compensation Committee's general understanding of current competitive compensation practices, corporate achievement, the role in which a NEO serves and the NEO's responsibilities, length of tenure, internal pay equity and individual performance.

The following highlights some of the key components of our pay for performance policies and practices:

At-Risk Compensation	A majority of the compensation of our CEO and our other NEOs is "at-risk" and tied to Company performance over the short- and/or long-term.
Incentive Award Metrics	Establish and approve difficult to achieve objective incentive award metrics tied to key Company performance indicators.
Three-Year Performance Equity Plan	The number of performance-based restricted shares earned is based on our financial performance over a three-year period, aligning our NEOs' interests with the long-term interests of our stockholders.
Time-Based Equity Vesting	Equity awards subject to time-based vesting vest incrementally over three or four years to promote retention.
Stock Ownership Guidelines	Maintain stock ownership guidelines to support the alignment of interests between our NEOs and stockholders.
No Hedging	Prohibition of hedging exposure of, or interest in, our Common Stock.
Our Compensation Committee oversees the design and administration of the compensation programs for all our employees, with an enhanced focus on the individual compensation of our NEOs. For 2016, our CEO assessed the performance of our NEOs (other than himself), consulted with other members of management and made recommendations to our Compensation Committee regarding the amount and the form of the compensation of our NEOs and other key employees, including the performance goals, weighting of goals, and equity compensation awards of NEOs. Our CEO was not present during discussions regarding his compensation.

2016 Executive Compensation Program

Cash Incentive Compensation
For our NEOs' Annual Cash Incentive Bonuses (other than Mr. Putnam), our Compensation Committee approved the following metrics:

•	45% based on the Company's non-GAAP revenue* for 2016;

•	45% based on the Company's non-GAAP EBITDA* for 2016; and

•	10% based on the NEO's individual performance.
* These financial measures are non-GAAP measures and should not be reviewed in isolation or as substitutes for our financial results as reported in accordance with GAAP. Please see Appendix A for an explanation and reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures.
Our Compensation Committee believes that non-GAAP revenue and non-GAAP EBITDA are two metrics that accurately value our Company on both a short- and long-term basis and are targeted to emphasize strong growth on gross revenue and managing expenses. Based on the feedback received as part of our stockholder outreach program, these are also two of the key metrics many of our stockholders use in their valuation of our Company. As such, our NEOs are focused on growing non-GAAP revenue and non-GAAP EBITDA, which we believe is aligned with our stockholder's perspective on our Company's ability to grow and succeed in the short- and long-term.

Since Mr. Putnam is responsible for worldwide sales, our Compensation Committee did not believe it appropriate to tie his target cash incentive bonus to corporate objectives. Instead, his cash incentive bonus was determined based entirely on achievement of individual objectives that were set for him by our Compensation Committee as recommended by our Chief Executive Officer.
Long-term Incentive Compensation
Our Compensation Committee awards time-based restricted shares, stock options and performance-based restricted shares to our NEOs as the long-term incentive compensation component of their compensation, targeting an annual mix of one-third for each of these types of equity awards (based on grant date fair value). The number of stock options, target number of performance-based restricted shares and number of time-based restricted shares granted to our NEOs is based on our Compensation Committee's general understanding of competitive pay practices, our CEO's recommendations (except for his own) and other factors it deemed appropriate.
2016-2018 Performance Shares
Our 2016 long-term equity incentive plan is designed to reward financial and strategic performance during a three-year period from 2016 through 2018, and the restricted shares granted under the 2016 long-term incentive plan (the "2016-2018 Performance Shares") are earned and vest based on achievement of pre-determined performance criteria during that period. Our Compensation Committee approved the following performance metrics for the 2016-2018 Performance Shares:

•	60% are earned based on three-year average annual non-GAAP revenue* growth of our Company from 2016 to 2018;

•	30% are earned based on three-year average annual non-GAAP EBITDA* from 2016 to 2018; and

•	10% are earned based on three-year annual revenue growth in our Enterprise business from 2016 to 2018.
* These financial measures are non-GAAP measures and should not be reviewed in isolation or as substitutes for our financial results as reported in accordance with GAAP. Please see Appendix A for an explanation and reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures.

2016 Say on Pay Vote
At our 2016 Annual Meeting, approximately 99.1% of the shares voted were cast in favor of the advisory vote on executive compensation. We continuously strive to improve the level of stockholder support for our executive compensation program and, in 2016, met with a majority of our largest stockholders and solicited their feedback on our executive compensation policies. Our Compensation Committee plans to evaluate our executive compensation program each year with the goal of ensuring it is in line with our stockholders' interests. We encourage stockholders to take into account the significant changes to our executive compensation program over the last several years in considering the advisory vote presented below including, among other things, designing a new, updated compensation philosophy, transitioning to a three-year business plan for our long-term equity incentive plan, enhancing our executive stock ownership guidelines and our annual stockholder outreach program.

Compensation Consultant
Our Compensation Committee's compensation consultant generally attends regular Compensation Committee meetings and meets with our Compensation Committee without management present. When making decisions with respect to compensation matters and in an effort to gain a better understanding of the competitive landscape, our Compensation Committee considers various analyses prepared by its compensation consultant, along with information it receives from management and its own judgment and experience. Since 2013, our compensation consultant has been Deloitte Consulting LLP ("Deloitte").

Peer Group
Our Compensation Committee generally reviews executive compensation survey and proxy data from technology companies that have similar software/services business models or operate in the mobile networking space, are of similar financial size and are representative of the organizations with which we compete with for our executive talent. Our Compensation Committee, based in part on advice from Deloitte, identified and approved the following companies that fit some or all of these criteria as our peer group for purposes of 2016 executive compensation decisions:

Blackbaud, Inc.	Interactive Intelligence Group, Inc.	NeuStar, Inc.
Bottomline Technologies, Inc.	J2 Global, Inc.	Pegasystems, Inc.
CommVault Systems, Inc.	LogMein, Inc.	Progress Software Corp.
Cornerstone OnDemand Inc.	Medidata Solutions, Inc.	SolarWinds Inc.
Fleetmatics Group PLC	Microstrategy, Inc.	The Ultimate Software Group
Guidewire Software Inc.
Our peer group was updated in 2016 to reflect the acquisition of Compuware Corporation in late 2014 and the acquisition of Advent Software, Inc., Aruba Networks, Inc., Digital River, Inc. and Informatica Corporation in 2015. To offset the removal of these five companies, we added Cornerstone OnDemand Inc., Guidewire Software Inc., Interactive Intelligence Group, Inc., Pegasystems, Inc., Progress Software Corp. and SolarWinds Inc. based on the similarities of their business offerings, financial profile, market capitalization and profitability with those of our Company. As a result of these changes, we believe the peer group utilized for purposes of 2016 executive compensation decisions was representative of companies that we compete with for executive talent.
When making compensation decisions for our NEOs, our Compensation Committee also reviews published survey and peer group compensation data for other software/services companies. As we continue to grow as a company, competitive market practices become an increasingly important factor in our Compensation Committee's decision-making process, although the Committee's decisions are not entirely based upon these factors and it is not bound by any target specific compensation levels derived from peer group data. Rather, our Compensation Committee reviews and considers the peer group and other survey data to obtain a general understanding of current competitive compensation practices. Utilization of the peer group and survey data to gain a general understanding of competitive pay practices allows us to accomplish our goal of paying our NEOs what is appropriate and necessary to attract qualified and committed executives while incentivizing achievement of our corporate goals while conserving cash and equity.

Principal Elements of Compensation
Our executive compensation program has the following principal elements: base salary, annual cash incentive bonuses, equity awards and severance and change in control benefits. For base salary, annual cash bonuses and equity awards for our executive officers, generally our Company’s compensation philosophy is to evaluate individual experience and contribution, as well as corporate performance, and then factor in competitive market analysis. The markets we are serving are narrow and highly competitive for large-scale implementations leveraging unique technologies. With respect to all compensation components, we generally target pay to be competitive with the median of our peer group and the markets for which we compete for talent. During the coming transformative years, where we seek to drive our Company to over-perform the market in the long term, we believe that to ensure an appropriate pay-for-performance alignment, it may be appropriate for our Compensation Committee to approve compensation levels for individual executives that may be above or below target pay for similar positions based on experience, individual contribution, corporate performance and competitive analysis. Additionally, our Compensation Committee may exercise discretion to issue one-time equity awards where appropriate to ensure alignment with key strategic business initiatives. The following table sets forth the primary compensation elements used by our Company and the objectives of each element:

Base Salary	Objective:

Our Compensation Committee sets base salaries with the intent to attract and retain executives, reward satisfactory performance and provide a minimum, fixed level of cash compensation to compensate NEOs for their day-to-day responsibilities.

Key Features:
	•	Executive base salaries are initially determined as a result of negotiation between the executive and our management in consultation with, and subject to the approval of, our Compensation Committee.
•
Our Compensation Committee reviews base salaries annually and has discretion to provide increases based on our Compensation Committee's understanding of current competitive pay practices, promotions, our CEO's recommendation (except in the case of his own salary), changes in responsibilities and performance, annual budget for increases, our overall financial and operational results, the general economy, length of tenure and internal pay equity and other factors our Compensation Committee deems appropriate.

Process:
	•	At the end of each calendar year, our CEO recommends base salaries for executives other than himself for the following calendar year.
	•	Our Compensation Committee reviews proposed base salary changes with input from its compensation consultant.
	•	Our Compensation Committee approves base salaries for our NEOs.
	•	Our Compensation Committee reports base salary determinations to our full Board.

Annual Cash	Objective:
Incentive Bonus
Annual cash incentive bonuses are awarded under a performance-based compensation program and are designed to align the interests of our NEOs and stockholders by providing compensation based on the achievement of pre-determined corporate and/or business goals and individual performance.

Key Features:
•
Each year, the target bonus for each NEO is set by our Compensation Committee based on the provisions of each NEO's employment agreement, our CEO's recommendation (except in the case of his own target), internal pay equity, our Compensation Committee's general understanding of current competitive pay practices and other factors it deems appropriate.

•
At least 90% of the incentive compensation for our NEOs other than Mr. Putnam is based on achievement of certain objective corporate financial goals established and approved by our Compensation Committee at the start of the year. Because Mr. Putnam is responsible for our worldwide sales, our Compensation Committee determined that his cash incentive bonus would be determined based entirely on achievement of individual objectives.

•
If we achieve results that are below certain threshold levels, these NEOs receive no cash incentive bonus, while results that are above certain threshold levels result in cash incentive bonuses above target levels.

Process:
	•	Our Compensation Committee participates in our Board's review of our annual operating plan at the beginning of the year.
	•	Our CEO recommends bonus targets as a percentage of base salary for each NEO other than himself.
	•	Our management recommends financial and other performance measures, weightings and ranges.
•
Our Compensation Committee reviews proposed bonus targets, performance measures and ranges provided by management and, with input from its compensation consultant, approves bonus targets, performance measures and ranges that it believes establish appropriately challenging goals.

	•	After the end of the fiscal year, our management presents the Company's financial results to our Board.
	•	Our CEO recommends the individual component award for each of our NEOs other than himself.
	•	Our Compensation Committee reviews the results and determines whether to make any adjustments to the recommendations and then approves each NEO's bonus award.
	•	Our Compensation Committee reports bonus award determinations to our full Board.
Equity Awards	Objectives:

Our Compensation Committee structures equity awards to align our NEOs' interests with those of our stockholders, support retention and motivate NEOs to achieve our financial, strategic and operational goals. Equity awards include stock options and time-based and performance-based restricted shares.

Key Features:
•
Our Compensation Committee grants stock options and time-based and performance-based restricted shares to our NEOs with a grant date fair value determined based on our Compensation Committee's general understanding of current competitive pay practices, our CEO's recommendation (except in the case of his own awards), recommendations from our compensation consultant, internal pay equity, evaluation of each NEO's performance, and other factors our Compensation Committee deems appropriate.

	•	Long-term incentive awards are allocated, based on grant date fair value, as follows (with vesting terms that generally extend up to four years):
o One-third stock options
o One-third time-based restricted shares
o One-third performance-based restricted shares

Our Compensation Committee believes this mix provides NEOs with a balanced retention and performance opportunity and serves to closely align our NEOs' long-term objectives with those of our stockholders.

•
Each performance-based restricted share award has a target number of shares to be earned following completion of a three-year performance period based on the achievement of certain pre-established Company performance criteria. These performance-based restricted shares will be earned and vest upon the completion of the three-year fiscal period if the relevant performance criteria are achieved.

Process:
	•	In the first fiscal quarter, our CEO recommends grant date fair values of awards for executives other than himself.
	•	Our Compensation Committee reviews proposed awards with input from its compensation consultant.
	•	Our Compensation Committee approves the number of time-based shares underlying stock options and the target number of time-based and performance-based restricted shares granted to our NEOs.
	•	Our Compensation Committee reports equity award determinations to our full Board.
Severance and Change in Control Benefits	Objectives:
Severance and change in control benefits are included in each NEO's employment agreement in order to promote stability and continuity of our senior management team in the event of a potential change in control and/or any involuntary termination. Our Compensation Committee believes these provisions help to align our NEOs' interests appropriately with those of our stockholders in these scenarios.

Key Features:
•
Events triggering payment require a termination of our NEOs' employment by our Company without cause or by the executive for good reason. Executives are entitled to enhanced benefits if the qualifying termination occurs during a specified period following a change in control (i.e., double-trigger).

	•	Change in Control benefits do not include excise tax gross-ups.
	•	Our Compensation Committee has determined these termination-related benefits are appropriate to preserve productivity and encourage retention in the face of potentially disruptive circumstances.
	•	Each NEO will only be eligible to receive severance payments if he or she signs a general release of claims following an eligible termination.

Chief Executive Officer Compensation
As our Chairman and CEO in 2016, Mr. Waldis' responsibilities were much greater than those of our other NEOs, as he was informed and involved in a detailed manner with each department's progress toward our shared Company goals. As a result, his total base salary and his total compensation opportunity are greater than our other NEOs. In addition, his equity holding requirements under our Executive Stock Ownership Guidelines require that he hold equity with a value at least equal to five times his base salary as opposed to three times for our other NEOs. As of December 31, 2016 and April 6, 2017, Mr. Waldis exceeded the minimum holding requirements under these stock ownership guidelines. In our industry, the CEO must be deeply aware of his or her company's strengths and obstacles and he or she must have sharp strategic vision for the company's future, while maintaining the ability to adapt to changing circumstances and prospects quickly and thoughtfully. The successful progress of our research and development programs and success of our customer engagements drove value to our financial performance and our stockholders, and we believe Mr. Waldis' direction in the decisions and actions that drove this progress merited the compensation that he received.
Pay Mix
In keeping with our results-driven culture, our Compensation Committee expects our NEOs to deliver superior performance in a sustained fashion and believes that a substantial portion of their overall compensation should be at-risk and tied to our short-term and long-term performance. As shown below, 77% of our CEO's targeted compensation and 64% of the average targeted compensation of our other NEOs for 2016 was tied to long-term, equity-based incentives.

2016 Compensation Decisions
In determining the criteria for our NEOs' incentive compensation, our Compensation Committee considers a variety of factors, including alignment of our NEOs' compensation with our stockholders' returns, and from time to time may adjust these factors or performance metrics based on our Company's fundamental transactions. On the corporate level, our Compensation Committee selected non-GAAP revenue and non-GAAP EBITDA, two metrics that the Committee believes appropriately values our Company on both a short- and long-term basis and are targeted to emphasize strong growth on gross revenue while also managing our earnings per share. Based on feedback received as part of our stockholder outreach program, these are also two of the key metrics a majority of our stockholders use in their valuation of our Company. As a result, our NEOs are focused on growing non-GAAP revenue and non-GAAP EBITDA, which we believe is aligned with our stockholders' perspective on our Company's ability to grow and succeed on the short- and long-term.
Base Salary
Base salaries for our NEOs are reviewed and may be adjusted annually. Base salary may also be adjusted during the year upon promotion or based on internal equity or external market conditions. Our Compensation Committee makes these decisions after reviewing the recommendation of our CEO (except as it concerns his own salary) and our Executive Vice President of Human Resources, and consulting with our compensation consultant. Based on this review, the Compensation Committee provided cost of living increases of 3% to Messrs. Waldis and Garcia in 2016. As each of Ms. Rosenberger's and Mr. Prague's base salary was below the competitive range of similarly situated roles at our peer group companies, and based on other publicly-available information, the Compensation Committee approved increases for them of 9% and 6%, respectively, in 2016. In addition, as a result of his promotion to Executive Vice President, Sales in late 2015, Mr. Putnam received a base salary increase of 36% in 2016 based on our Compensation Committee's review of the base salaries of similarly situated employees at our peer group companies and other publicly-available information.
The table below sets forth each of our NEOs' 2016 base salary compared to his or her respective 2015 base salary:

	2015	2016
Name	Base Salary	Base Salary
Stephen G. Waldis	$591,165	$608,900
Karen L. Rosenberger	$330,000	$360,000
Robert E. Garcia	$437,091	$450,204
Christopher S. Putnam	$250,000	$340,000
Ronald J. Prague	$297,901	$315,000
2016 Annual Cash Incentive Bonus Compensation
Our Annual Cash Incentive Bonus Compensation Program promotes our pay-for-performance philosophy by providing all executives and other management-level corporate employees with direct financial incentives in the form of annual cash awards for achieving Company, business and individual performance goals.
Target Percentage
Our Compensation Committee sets each NEO's individual target cash incentive amount (expressed as a percentage of base salary) based on its general understanding of competitive pay practices, our CEO's recommendation (except with respect to his own target) and other factors it deems appropriate. Based on its review of these factors, in February 2016, our Compensation Committee kept the target bonus percentage of each of our NEOs (other than Mr. Putnam) at the same level as in 2015. Since Mr. Putnam is responsible for worldwide sales, our Compensation Committee did not believe it appropriate to tie his target cash incentive bonus to achievement of corporate objectives. His cash incentive bonus was instead determined 100% based on achievement of individual objectives. For 2016, his target bonus was equal to 120% of his base salary and his maximum bonus was equal to 140% of his base salary. Our Compensation Committee determined that this was appropriate for Mr. Putnam based, among other things, on the target and maximum bonuses of our other executive officers, his expected senior role at our Company and the Compensation Committee's general understanding of competitive pay practices.

The target cash incentive and maximum bonus percentages for each of our NEOs for 2016 were as follows:

Name	Target Incentive Bonus Percentage	Maximum Bonus Percentage
Stephen G. Waldis	110% of base salary	192.5% of base salary
Karen L. Rosenberger	60% of base salary	105% of base salary
Robert E. Garcia	80% of base salary	140% of base salary
Christopher S. Putnam	120% of base salary	140% of base salary
Ronald J. Prague	60% of base salary	105% of base salary
For 2016, the cash incentive bonus for each of our NEOs (other than Mr. Putnam) was determined as follows: (i) 90% based on a corporate component and (ii) 10% based on a discretionary individual performance component. Mr. Putnam's cash incentive bonus was based 100% on his achievement of certain individual objectives.
2016 Corporate Component
Our Compensation Committee established (i) non-GAAP revenue and (ii) non-GAAP EBITDA as the corporate components of our 2016 annual cash incentive bonus program, with each of the components weighted at 50% of the overall corporate component. We utilize these non-GAAP financial measures internally in analyzing our financial results and evaluating our ongoing operational performance because they exclude certain non-cash adjustments required under GAAP. These metrics were also selected because they are two of the key performance metrics shareholders use in evaluating our Company. Our 2016 internal annual operating plan was developed by management and presented by Mr. Waldis, as CEO, and Ms. Rosenberger, as CFO, to our Board for its review and approval. The target performance levels are intended to align with our annual internal operating plan to motivate performance in a manner we believe will increase stockholder value.
Although the expectations shared in our public guidance reflected strong growth in both non-GAAP revenue and non-GAAP EBITDA, our Compensation Committee established the 2016 corporate targets that exceeded our public guidance in order to motivate management to stretch for outstanding performance. In calculating both non-GAAP revenue and non-GAAP EBITDA, we add back stock-based compensation expense, the deferred revenue write-down associated with acquisitions, acquisition-related costs, restructuring charges, changes in the contingent consideration obligation, deferred compensation expense related to earn-outs and amortization of intangibles associated with acquisitions.
Each of the corporate components was assigned a "threshold" level, which is the minimum achievement level that must be satisfied to receive a portion of the applicable bonus amounts, and a "maximum" level, which, if achieved or exceeded, would result in our NEOs receiving 175% of the target amount attributed to that component.
The corporate component of the 2016 cash incentive compensation plan is set forth below:

Corporate Component	Weighting	Threshold 25% payout	Target 100% payout	Maximum 175% payout
Non-GAAP Revenue*	50%	637,000,000	695,000,000	750,000,000
Non-GAAP EBITDA*	50%	197,500,000	230,100,000	255,000,000
* These financial measures are non-GAAP measures and should not be reviewed in isolation or as substitutes for our financial results as reported in accordance with GAAP. Please see Appendix A for an explanation of these non-GAAP financial measures to the applicable GAAP financial measures.
During 2016, our Company strategy changed to focus on our enterprise and Cloud businesses, and de-emphasize our activation business. As a result of this change in strategy we (i) divested a significant portion of our activation business to Sequential Technology International, LLC, (ii) entered in to an agreement to acquire Intralinks, which closed in January 2017, and (iii) did not pursue certain non-strategic opportunities for its legacy activation business.  Accordingly, for purposes of determining attainment of the 2016 corporate component objectives, our Compensation Committee determined it was appropriate to adjust our actual performance to reflect these developments that were not anticipated when the performance goals were set. In consultation with Deloitte, our compensation consultant and after reviewing several alternative approaches, each of which rendered similar results, our Compensation Committee, based on Deloitte's recommended approach, in order to reflect a full year of performance, determined actual 2016 performance by taking our actual 2016 non-GAAP revenue and non-GAAP EBITDA from continuing operations and adding to that (i) non-GAAP revenue and non-GAAP EBITDA related to discontinued operations, (ii) forecasted non-

GAAP revenue and non-GAAP EBITDA for the divested business from the date of the transaction in the beginning of December 2016 through the end of the calendar year and (iii) activation-related revenue opportunities that were not pursued as a result of our Company's shift in business strategy relating to our anticipated Intralinks acquisition.

As a result, using the above determinations, we determined an Adjusted Non-GAAP revenue measure of $698.4 million (comprised of $490.2 million from continuing operations, $145.6 million from discontinued operations and $62.6 million from forecasted non-GAAP revenue for the divested business from the date of the transaction in the beginning of December 2016 through the end of the calendar year and the strategic opportunities not pursued, as discussed above), representing 20% growth from 2015, slightly above target. Using the same adjustments, we determined an Adjusted Non-GAAP EBITDA measure of $237.2 million (comprised of $136.5 million from continuing operations, $46.2 million from discontinued operations and $54.6 million from forecasted non-GAAP EBITDA for the divested business from the date of the transaction in the beginning of December 2016 through the end of the calendar year and the strategic opportunities not pursued, as discussed above), representing a 14% growth from 2015, also slightly above target. The level of plan payout that was applied to each of the corporate performance components of the 2016 cash incentive compensation program, which payout percentages were then applied to cash incentive compensation payments to our NEOs, is as set forth in the following table:

Corporate Component	Weighting	Achievement	Plan Payout
Adjusted Non-GAAP Revenue	50%	698,400,000	105%
Adjusted Non-GAAP EBITDA	50%	237,200,000	121%
2016 Individual Component
In 2016, the individual component of each NEO's annual cash incentive compensation was based upon our Compensation Committee's subjective assessment of his or her individual performance.
Based on the committee's assessment and Mr. Waldis' recommendations (other than with respect to his own incentive compensation), our Compensation Committee approved the following as the individual component of their annual cash incentive compensation:

•
Mr. Waldis received 100% of target due to his integral role in leading our Company during the year through our strong growth, spearheading the Openwave and Intralinks acquisitions and leading our overall strategy.

•
Ms. Rosenberger received 100% of target due to her efforts in helping us achieve our continued strong financial performance and arranging and negotiating the financing required for the Intralinks Transaction.

•	Mr. Garcia received 100% of target due to his strong performance in ensuring our operations continued to perform well and, in particular, controlling costs throughout the organization.

•	Mr. Putnam received 100% of target due to his strong performance in leading our worldwide sales effort and leading the negotiations of several key customer deals.

•
Mr. Prague received 100% of target due to his strong performance in leading the negotiations of the Openwave and Intralinks acquisitions, continuing our strong patent program and assisting in the negotiation and closing of several key customer deals.

Based on the results of the corporate and individual performance components of the annual cash incentive plan, our NEOs were awarded the following amounts under the 2016 cash incentive bonus plan:

	Target	Percentage of	Actual	Target	Individual	Actual
	Bonus for	Corporate	Corporate	Bonus for	Objective	Individual	Total
	Corporate	Component	Component	Individual	Performance	Component	Bonus
Executive	Component	Target Awarded	Awarded	Component	Percentage	Awarded	Awarded
Stephen G. Waldis	$602,811	113%	$681,176	$66,979	100%	$66,979	$748,155
Karen L. Rosenberger	$194,400	113%	$219,672	$21,600	100%	$21,600	$241,272
Robert E. Garcia	$324,147	113%	$366,286	$36,016	100%	$36,016	$402,302
Christopher S. Putnam	$—	—	$—	$408,000	100%	$408,000	$408,000
Ronald J. Prague	$170,100	113%	$192,213	$18,900	100%	$18,900	$211,113

2016 Long-Term Equity Incentive Compensation Plan
Our Compensation Committee awards time-based restricted shares, time-based stock options and performance-based restricted shares to our NEOs as the long-term equity incentive component of their compensation, targeting an annual mix of one-third for each of these types of equity awards (based on grant date fair value). The number of shares underlying stock options, the target number of performance-based restricted shares and the number of time-based restricted shares granted to our NEOs is based on our Compensation Committee's general understanding of competitive pay practices, our CEO's recommendation (except with respect to his own awards) and other factors that our Compensation Committee deems appropriate.
Time-Based Restricted Stock and Stock Options
In February 2016, our Compensation Committee granted time-based restricted stock, and time-based options to purchase shares of our Common Stock to our NEOs. The time-based restricted shares vest one-third on each of the first, second and third anniversary of their grant date and the stock options vest one-fourth on the first anniversary of their grant date and in equal monthly installments thereafter over the next thirty-six months. The time-based vesting helps tie our NEOs' variable realizable compensation to our performance and further align their interests with those of our stockholders. See "Description of Awards Granted in 2016," below. The number of shares of time-based restricted stock awarded and number of shares subject to the options granted were:

Name	Number of Time-Based Shares of Restricted Stock	Number of Shares Subject to Options
Stephen G. Waldis	52,951	133,043
Karen L. Rosenberger	12,915	32,449
Robert E. Garcia	32,287	81,124
Christopher S. Putnam	9,944	24,986
Ronald J. Prague	10,978	27,582

Performance-Based Restricted Shares
Transition Performance Shares
In 2015, we transitioned to our new executive long-term incentive compensation program, which includes performance-based restricted shares that are earned based on achievement of three-year targets. As part of this transition, our Compensation Committee recognized that there would be a gap in the equity provided to our NEOs for a two-year transition period during which they would not be eligible to earn any performance-based restricted shares. To address this gap and to provide a retention incentive during the phase-in of the new program, in February 2015, our Compensation Committee approved a one-time grant of performance-based restricted shares (the "2015-2016 Performance Shares"). One-third of these restricted shares was earned in February 2016 based on our financial results in 2015. Two-third of these restricted shares was to be earned based on our financial results in 2016. The performance metrics applicable to the 2015-2016 Performance Shares for 2016 were:

•	60% based on non-GAAP revenue growth of our Company;

•	30% based on our non-GAAP EBITDA; and

•	10% based on non-GAAP Cloud revenue.

Each of the components was separately assigned a "threshold" level, which established the minimum achievement necessary to be satisfied to receive any portion of the applicable bonus amounts, and a "maximum" level, which, if achieved or exceeded, would result in 200% of the target restricted shares being earned with respect to such component as described below.

Our NEOs were awarded 2015-2016 Performance Shares that provided the opportunity to earn the following restricted shares based on the performance of our business during 2016:

Name	Threshold	Target	Maximum
Stephen G. Waldis	8,634	17,267	34,535
Karen L. Rosenberger	2,046	4,091	8,183
Robert E. Garcia	5,659	11,319	22,637
Ronald J. Prague	1,279	2,557	5,115
As Mr. Putnam was not an executive officer in 2015, he did not receive any 2015-2016 Performance Shares.
In February 2015, our Compensation Committee approved the following threshold, target and maximum performance goals for 2016 for the 2015-2016 Performance Shares and, therefore, these performance goals were different than those approved by our Compensation Committee for the corporate component of our NEOs' annual cash incentive cash bonus:

Corporate Component	Threshold 50% payout	Target 100% payout	Maximum 200% payout	Weighting
Non-GAAP Revenue*	$667,100,000	$696,100,000	$725,100,000	60%
Non-GAAP EBITDA as % of Revenue*	25%	35%	45%	30%
Non-GAAP Cloud Revenue*	$388,400,000	$412,200,000	$436,000,000	10%
In 2016, using the same calculations as discussed under "2016 Corporate Component - 2016 Annual Cash Incentive Bonus":

•	our Adjusted Non-GAAP revenue was $698.4 million, representing 20% growth from 2015, and above the target attainment, resulting in a 108% payout with respect to this component;

•
our 2016 Adjusted Non-GAAP EBITDA was $237.2 million, or 34% of revenue, representing 14% growth from 2015, and slightly below the target attainment, resulting in a 95% payout with respect to this component; and

•	our 2016 non-GAAP Cloud revenue was $403.4 million, representing 27% growth from 2015, and slightly below the target threshold, resulting in a 81% payout with respect to this component.

Corporate Component	Achievement	Plan Payout	Weighting
Adjusted Non-GAAP Revenue	$698,400,000	108%	60%
Adjusted Non-GAAP EBITDA	34%	95%	30%
Non-GAAP Cloud Revenue*	$403,381,000	81%	10%
* This financial measure is a non-GAAP measures and should not be reviewed in isolation or as substitutes for our financial results as reported in accordance with GAAP. Please see Appendix A for an explanation and reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures.

As a result, our NEOs earned 101% of the target number of 2015-2016 Performance Shares based on the Company's 2016 financial performance. All of these 2015-2016 Performance Shares vested upon issuance. The actual number of 2015-2016 Performance Shares awarded based on our 2016 performance is set forth below:

Name	Performance Shares Awarded
Stephen G. Waldis	17,509
Karen L. Rosenberger	4,148
Robert E. Garcia	11,477
Ronald J. Prague	2,593

2016-2018 Performance Shares
In 2016, our Compensation Committee granted our NEOs the 2016-2018 Performance Shares. The actual number of 2016-2018 Performance Shares earned will depend on our Company's financial performance over the three-year period commencing on January 1, 2016 based on the following criteria: 60% based on non-GAAP revenue, 30% based on non-GAAP EBITDA and 10% based on the non-GAAP revenue from our Enterprise business. Due to our Company's determination in late 2015 to target certain of our products and services to the Enterprise market, our Compensation Committee believed that growth in this business was appropriate to use for our Company's strategic metric. The specific target values for the 2016-2018 Performance Shares were set using aggressive three-year growth targets tied to key corporate financial metrics. However, the targets that were set for the later years of the 2016-2018 plan, which were determined in 2016, were not publicly disclosed at the time of grant and will not be disclosed in this Proxy Statement due to the proprietary nature and competitive sensitivity of that information. The performance targets and achieved results will be fully disclosed after completion of the performance period.
The method used to calculate the 2016-2018 Performance Shares earned will be based on actual performance compared to our Company's targets for the 2016-2018 Performance Shares, as shown below, using straight-line interpolation between points. The determination of what number of shares (if any) have been earned will be made in January 2019 and any earned shares will vest upon issuance. Our NEOs were awarded 2016-2018 Performance Shares that provided the opportunity to earn the following restricted shares based on the performance of our business during the three-year period 2016 - 2018:

Name	Threshold	Target	Maximum
Stephen G. Waldis	26,476	52,951	105,902
Karen L. Rosenberger	6,476	12,915	25,748
Robert E. Garcia	16,144	32,287	64,574
Christopher S. Putnam	4,972	9,944	19,888
Ronald J. Prague	5,489	10,978	21,956
Employment Agreements, Other Benefits and Perquisites
Effective January 1, 2015, we entered into three-year employment agreements with each of our NEOs (other than Mr. Putnam) that expire on December 31, 2017. Upon his promotion to Executive Vice President, Sales in January 2016, we entered into an employment agreement with Mr. Putnam that also expires on December 31, 2017. Each of these employment agreements provides for severance payments and benefits upon an involuntary termination of employment and provides for enhanced benefits in the case of involuntary termination following a change in control, which is designed to promote stability and continuity of our senior management. For a description of the terms of the employment agreements, please see "Employment Agreements" below in this Proxy Statement.
Our NEOs are eligible to participate in all of our employee benefit plans (other than our employee stock purchase plan), such as medical, dental, vision, group life and disability insurance and our 401(k) plan, in each case, on the same basis as our other employees. In 2016, we leased an automobile (and paid applicable insurance and gas) for Mr. Waldis and Ms. Rosenberger and provided a car allowance to Mr. Garcia, each to be used primarily for business purposes. There were no other special benefits or perquisites provided to any NEO in 2016.

Financial Restatement, Recoupment and Related Policies
We have a comprehensive Ethics and Business Code of Conduct Policy and ensure that our employees comply with this policy. In accordance with this policy, we investigate all reported instances of questionable or unethical behavior, and where improper behavior is found to have occurred, we take appropriate remedial action up to and including termination. If the results of an investigation establish that one of our employees, officers or directors has committed fraud or engaged in some other improper act that has the result of causing our financial statements for any period to be restated or that otherwise adversely affects those financial statements, we will take immediate and appropriate disciplinary action against the individual, including but not limited to termination. In addition, we intend to pursue whatever legal remedies are available to prosecute the individual to the fullest extent of the law and we intend to seek to clawback or recoup any amounts he or she inappropriately received as a result of the improper action or inaction, including but not limited to any annual or long-term incentives that he or she received but would not have received had such act not been taken.
Executive Officer Stock Ownership Guidelines
We have instituted stock ownership guidelines for our executive officers with the purpose of ensuring they maintain a meaningful equity stake in our Company to further align their interests with those of our stockholders. Each executive officer who is also subject to Section 16 of the Exchange Act or who directly reports to our CEO (which includes all of our NEOs) is required to own, as of the later of January 1, 2020 or five years from the date on which the individual first began reporting to our CEO or first became a Section 16 officer, a number of vested shares of our Common Stock having a value at least equal to (a) in the case of our CEO, five times his then current base salary; (b) for our President and Chief Operating Officer, Chief Financial Officer, General Counsel or the General Manager of any of our divisions, three times that individual's then current base salary; and (c) for other executive officers subject to this policy, one and one-half times the individual's then current base salary. If an executive officer is not compliant at the end of his or her phase-in period, our Compensation Committee may reduce future equity grants to that individual until he or she becomes compliant. Based on share holdings on December 31, 2016, each of our NEOs exceeded his or her applicable minimum holding requirements on that date.

Tax Matters
Section 162(m) of the Internal Revenue Code places a $1,000,000 limit on the amount of compensation that we may deduct in any one year with respect to our CEO and our three other most highly paid NEOs (other than our Chief Financial Officer). To maintain flexibility in compensating NEOs in a manner designed to promote varying corporate goals, our Compensation Committee may, in its judgment, authorize compensation payments that are not deductible when it believes that those payments are appropriate, including when endeavoring to attract and retain highly-qualified executive officers.
Recent Developments
As disclosed on the Current Report on Form 8-K filed with the SEC on January 19, 2017, on January 18, 2017, in connection with the anticipated closing of the Intralinks Transaction, our Board appointed Ronald W. Hovsepian as the Company's Chief Executive Officer and appointed Mr. Hovsepian as a Class III member of our Board, in each case effective upon the closing of the Intralinks Transaction, which occurred on January 19, 2017. Effective at the same time, Mr. Waldis resigned as our Chief Executive Officer and was appointed as the Executive Chairman of the Board.

As disclosed on the Current Report on Form 8-K filed with the SEC on February 14, 2017, Karen L. Rosenberger resigned as our Chief Financial Officer, effective February 27, 2017, and her employment with us terminated as of April 1, 2017 (the “Termination Date”). In connection with her departure, our Board approved a separation and release agreement with Ms. Rosenberger (the “Release Agreement”). Under the Release Agreement, Ms. Rosenberger’s current health coverage will continue until April 30, 2017 and she is eligible to continue her health care coverage beyond that date through COBRA. In exchange for a broad release in favor of the Company, the Release Agreement provides for the following payments to Mrs. Rosenberger: (i) severance in the amount of $1,203,681 (less all applicable withholdings and deductions); (ii) the gross amount of $21,814, which is intended to cover the employer portion of any COBRA payments for a period of eighteen months following the Termination Date; (iii) a transition payment of $200,000 (less all applicable withholdings and deductions), provided Ms. Rosenberger actively participated in providing transition assistance to the Company’s executive team at an acceptable level through the Termination Date; and (iv) an amount of $580,000 (less all applicable withholdings and deductions), provided Ms. Rosenberger, on or before the Termination Date, signs a standard consulting services agreement with the Company to provide services on at least an as-needed basis with a term of no less than three months. As Ms. Rosenberger complied with the above obligations, we paid her the above amounts as part of her severance arrangement. All of Ms. Rosenberger's unvested equity terminated as of the Termination Date.

As disclosed on the Current Report on Form 8-K filed with the SEC on March 2, 2017, effective as of February 27, 2017, our Board appointed John W. Frederick to serve as the Company’s Chief Financial Officer and Treasurer. Pursuant to the terms of his employment agreement with our Company, Mr. Frederick will receive an annual base salary of $425,000 and be eligible to receive an annual performance bonus, with a target amount equal to 80% of his annual base salary, based upon the achievement of certain Company and individual objectives as determined by our Compensation Committee. Mr. Frederick also participates in the Company’s 2017-2019 Executive Long Term Incentive Plan, with a target award valued at $1.9 million. This award consists of 50% time-based restricted shares and 50% performance-based restricted shares. One-third of the time-based restricted shares will vest each year and the performance-based award will vest based on the determination by our Board or our Compensation Committee of the achievement of certain pre-determined performance metrics. In addition to these equity awards, the Company also granted Mr. Frederick restricted shares with a grant date fair value of $450,000, 25% of which will vest on the one-year anniversary of the vesting commencement date and 1/12th of the remaining shares will vest on each quarterly anniversary thereafter, subject to Mr. Frederick’s continued service to the Company.

As disclosed on the Current Report on Form 8-K filed with the SEC on March 30, 2017 (as amended on April 3, 2017), our Board (i) approved a base salary for Ronald W. Hovsepian, our Chief Executive Officer, of $609,000 and a target bonus percentage equal to 110% of his base salary; (ii) revised the compensation of Stephen G. Waldis in connection with his appointment as our Executive Chairman, by reducing his base salary to $500,000 and reducing his target bonus percentage to 100% of his base salary to reflect his change in role from Chief Executive Officer; and (iii) increased the base salary of Robert E. Garcia from $450,200 to $475,000 (with no change to his target bonus percentage, which remains at 80% of his base salary).

Compensation Committee Report (1)
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement submitted by the following members of the Compensation Committee:
William J. Cadogan, Chair
Thomas J. Hopkins
James M. McCormick
______________________________

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Synchronoss Technologies, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table
The following table sets forth all of the compensation awarded to, earned by, or paid to our NEOs for the years indicated:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)		Option Awards ($) (8)	Non-Equity Incentive Plan Compensation ($) (9)	All Other Compensation ($)		Total ($)
Stephen G. Waldis	2016	608,900	66,979	3,069,569	(3)	1,261,248	681,176	20,074	(10)	5,707,946
	2015	591,165	59,117	4,269,514		1,128,651	762,099	23,613		6,834,159
	2014	573,947	57,395	2,879,044		1,429,622	903,966	33,051		5,877,025
Karen L. Rosenberger	2016	360,000	21,600	748,682	(4)	307,617	219,672	63,338	(11)	1,720,909
	2015	330,000	29,700	1,011,634		267,436	212,709	19,704		1,871,183
	2014	286,002	22,500	969,045		223,224	236,250	14,905		1,751,926
Robert E. Garcia	2016	450,204	36,016	1,871,677	(5)	769,056	366,286	17,150	(12)	3,510,389
	2015	437,091	39,338	2,798,597		739,817	394,432	17,150		4,426,425
	2014	424,360	38,192	2,395,400		899,514	467,857	17,000		4,242,323
Christopher S. Putnam	2016	340,000	408,000	576,454	(6)	236,867	—	7,950	(13)	1,569,271
Ronald J. Prague	2016	315,000	18,900	736,408	(7)	261,477	192,213	7,950	(13)	1,531,948
______________________________

(1)
The amounts set forth in this column represent the subjective individual component portion of our annual cash incentive bonus awards paid to the NEOs. See "Compensation Discussion and Analysis" above for further discussion of the subjective individual component.

(2)
The amounts in this column reflect the grant date fair value, computed in accordance with FASB ASC Topic No. 718, of the performance share awards (with the grant date fair value determined using the probable outcome of the performance conditions) and the time-based restricted share award granted to our NEOs. See "Compensation Discussion and Analysis" above for further discussion of these share awards. See Footnote 2 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of our assumptions in estimating the fair value of our share awards. Our executive officers will not realize any value of these awards until these awards are sold.

(3)	The grant date value of the performance-based restricted share award assuming the highest level of performance conditions is achieved was $3,405,808.

(4)	The grant date value of the performance-based restricted share award assuming the highest level of performance conditions is achieved was $828,056.

(5)	The grant date value of the performance-based restricted share award assuming the highest level of performance conditions is achieved was $2,076,700.

(6)	The grant date value of the performance-based restricted share award assuming the highest level of performance conditions is achieved was $639,598.

(7)	The grant date value of the performance-based restricted share award assuming the highest level of performance conditions is achieved was $706,105.

(8)
The amounts in this column reflect the grant date fair value, computed in accordance with FASB ASC Topic No. 718, of option awards granted to our NEOs. See Footnote 2 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of our assumptions in estimating the fair value of our stock option awards. Our NEOs will not realize any value with respect to these awards until these awards are exercised or sold.

(9)
The amounts under this column include amounts paid based on the objective corporate component of the Company's annual incentive bonus compensation plan described under "Compensation Discussion and Analysis" above.

(10)	Reflects amounts paid for leasing an automobile, including insurance premiums, and Company paid 401(k) matching contribution.

(11)
Reflects (i) $13,571 paid for leasing an automobile, including insurance premiums, (ii) commuting expenses of $41,817 related to travel between Mr. Rosenberger's home and our Company headquarters for lodging, and (iii) Company paid 401(k) matching contributions.

(12)	Reflects amounts paid for a car allowance (including insurance), and Company paid 401(k) matching contribution.

(13)	Reflects Company paid 401(k) matching contribution.

Grants of Plan Based Awards
The following table sets forth each plan-based award granted to our NEOs during the year ended December 31, 2016. The FASB ASC Topic No. 718 value of these awards is also reflected in the Stock Awards and Option Awards columns of the Summary Compensation Table above:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Value of Stock and Option Awards ($) (5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen G. Waldis		150,703	602,811	1,054,919
	2/19/2016								133,043	25.81	1,261,248
	2/19/2016							52,951			1,366,665
	2/19/2016				26,476	52,951	105,902				1,702,904
Karen L. Rosenberger		48,600	194,400	340,200
	2/19/2016								32,449	25.81	307,617
	2/19/2016							12,915			333,336
	2/19/2016				6,476	12,915	25,748				415,346
Robert E. Garcia		81,037	324,147	567,257
	2/19/2016								81,124	25.81	769,056
	2/19/2016							32,287			833,327
	2/19/2016				16,144	32,287	64,574				1,038,350
Christopher S. Putnam		91,800	367,200	642,600
	2/19/2016								24,986	25.81	236,867
	2/19/2016							9,944			256,655
	2/19/2016				4,972	9,944	19,888				319,799
Ronald J. Prague		42,525	170,100	297,675
	2/19/2016								27,582	25.81	261,477
	1/27/2016							3,388			100,014
	2/19/2016							10,978			283,342
	2/19/2016				5,489	10,978	21,956				353,052

(1)
Each of our NEOs was granted a non-equity incentive plan award pursuant to our 2016 annual incentive bonus compensation plan. The amounts shown in the "Threshold" column reflect the cash payment that would have been awarded under our 2016 annual incentive bonus plan if we had achieved the threshold payout level for a single corporate objective with the lowest weight. The amounts shown in the "Target" column reflect the target payment level under our 2016 annual incentive bonus plan if we had achieved all of the objectives previously approved by our Compensation Committee at target levels. The amounts shown in the "Maximum" column reflect the maximum payouts under our 2016 annual incentive bonus compensation plan if we had achieved all of the objectives previously approved by our Compensation Committee at or above the maximum level. The corporate and business components of our 2016 annual incentive bonus compensation plan are discussed in greater detail in "Compensation Discussion and Analysis" above. The actual amounts paid to each NEO are shown in the Summary Compensation Table above. The table does not include the individual discretionary component portion of the NEOs' aggregate targeted annual cash incentive bonus amount.

(2)
Reflects 2016-2018 Performance Shares as described in greater detail in "Compensation Discussion and Analysis" above. The amounts shown in the "threshold" column reflect the 2016-2018 Performance Shares that will be earned if certain minimum financial goals are achieved. The amounts shown in the "target" column reflect the number of 2016-2018 Performance Shares that will be earned if all of the 2016-2018 financial goals are achieved at target levels. The amounts shown in the "maximum" column reflect the maximum number of 2016-2018 Performance Shares that can be earned if all of the 2016-2018 financial goals are achieved at or above maximum levels.

(3)
One-third of the restricted shares vested on February 19, 2017 and one-third of the restricted shares vest on each of February 19, 2018 and 2019, provided that the recipient remains continuously employed by our Company through each such date except that with, respect to Mr. Prague's January 27, 2016 grant of restricted shares, one-half of the shares vested on January 27, 2017 and the remaining one-half will vest on January 27, 2018, subject to Mr. Prague's continued service to the Company.

(4)
The options vest over four years from the vesting start date of February 19, 2016, with 25% of the shares vesting after the completion of the first year of service to the Company and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service to the Company. As a result, the option will be fully exercisable on February 19, 2020.

(5)
The amount in this column reflects the grant date fair value, computed in accordance with FASB ASC Topic No. 718, of stock awards and options granted to our NEOs. See Footnote 2 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of our assumptions in estimating the fair value of our stock and option awards.

Description of Awards Granted in 2016

•
Stephen G. Waldis:
On February 19, 2016, we granted Mr. Waldis (i) an option to purchase 133,043 shares of our Common Stock, (ii) 52,951 time-based restricted shares of our Common Stock, and (iii) a target award of 52,951 2016-2018 Performance Shares, which are earned based on our Company's achievement of performance metrics discussed in the Compensation Discussion and Analysis section of this Proxy Statement for the 2016-2018 Performance Shares. On January 31, 2017, our Company issued 17,509 of the 2015-2016 Performance Shares to Mr. Waldis based on our Company's 2016 financial performance.

•
Karen L. Rosenberger:
On February 19, 2016, we granted Ms. Rosenberger (i) an option to purchase 32,449 shares of our Common Stock, (ii) 12,915 time-based restricted shares of our Common Stock, and (iii) a target award of 12,915 2016-2018 Performance Shares, which are earned based on our Company's achievement of performance metrics discussed in the Compensation Discussion and Analysis section of this Proxy Statement for the 2016-2018 Performance Shares. On January 31, 2017, our Company issued 4,148 of the 2015-2016 Performance Shares to Ms. Rosenberger based on our Company's 2016 financial performance.

•
Robert E. Garcia:
On February 19, 2016, we granted Mr. Garcia (i) an option to purchase 81,124 shares of our Common Stock, (ii) 32,287 time-based restricted shares of our Common Stock, and (iii) a target award of 32,287 2016-2018 Performance Shares, which are earned based on the Company's achievement of performance metrics discussed in the Compensation Discussion and Analysis section of this Proxy Statement for the 2016-2018 Performance Shares. On January 31, 2017, our Company issued 11,477 of the 2015-2016 Performance Shares to Mr. Garcia based on our Company's 2016 financial performance.

•
Christopher S. Putnam:
On February 19, 2016, we granted Mr. Putnam (i) an option to purchase 24,986 shares of our Common Stock, (ii) 9,944 time-based restricted shares of our Common Stock, and (iii) a target award of 9,944 2016-2018 Performance Shares, which are earned based on achievement of our Company's performance metrics discussed in the Compensation Discussion and Analysis section of this Proxy Statement for the 2016-2018 Performance Shares.

•
Ronald J. Prague:
On February 19, 2016, we granted Mr. Prague (i) an option to purchase 27,582 shares of our Common Stock, (ii) 10,978 time-based restricted shares of our Common Stock, and (iii) a target award of 10,978 2016-2018 Performance Shares, which are earned based on achievement of our Company's performance metrics discussed in the Compensation Discussion and Analysis section of this Proxy Statement for the 2016-2018 Performance Shares. On January 27, 2016, as a special one-time award for successfully negotiating several key customer agreements, we granted Mr. Prague 3,388 restricted shares of our Common Stock. On January 31, 2017, our Company issued 2,593 of the 2015-2016 Performance Shares to Mr. Prague based on our Company's 2016 financial performance.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding each unexercised stock option and all unvested restricted stock held by each of our NEOs as of December 31, 2016:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(26)
Stephen G. Waldis	79,440	(2)	—		27.55	12/07/2017
	160,000	(3)	—		30.50	12/06/2018
	73,217	(4)	3,183		31.02	02/14/2020
	61,918	(5)	25,495		32.40	02/13/2021
	32,334	(6)	38,212		41.37	02/09/2022
	—		133,043	(11)	25.81	02/19/2023
							13,497	(13)	516,935
							16,872	(14)	646,198
							17,267	(15)	661,326
							52,951	(16)	2,028,023
										105,902	(22)	4,056,047
										51,802	(23)	1,984,017
										34,535	(24)	1,322,691
										12,951	(25)	496,023
Karen L. Rosenberger	—		167	(4)	31.02	02/14/2020
	—		1,563	(12)	32.24	02/20/2021
	422	(7)	2,547		35.19	04/01/2021
	7,662	(6)	9,054		41.37	02/09/2022
	—		32,449	(11)	25.81	02/19/2023
							770	(17)	29,491
							8,451	(13)	323,673
							1,040	(14)	39,832
							4,091	(15)	156,685
							12,915	(16)	494,645
										25,748	(22)	986,148
										12,274	(23)	470,094
										8,183	(24)	313,409
										3,069	(25)	117,543
Robert E. Garcia	6,310	(3)	—		30.50	12/06/2018
	7,500	(8)	—		30.11	01/03/2019
	19,166	(4)	1,667		31.02	02/14/2020
	25,208	(5)	16,042		32.40	02/13/2021
	21,195	(6)	25,047		41.37	02/09/2022
	—		81,124	(11)	25.81	02/19/2023
							9,000	(13)	344,700
							11,250	(14)	430,875
							11,318	(15)	433,479
							32,287	(16)	1,236,592
										64,574	(22)	2,473,184
										33,956	(23)	1,300,515
										22,637	(24)	866,997
										8,489	(25)	325,129

Christopher S. Putnam	1,211	(9)	1,696		50.31	04/15/2022
	4,905	(10)	13,204		36.06	11/13/2022
	—		24,986	(11)	25.81	02/19/2023
							6,250	(18)	239,375
							712	(19)	27,270
							6,000	(20)	229,800
							9,944	(16)	380,855
										19,888	(22)	761,710
Ronald J. Prague	13,700	(2)	—		27.55	12/07/2017
	8,000	(3)	—		30.50	12/06/2018
	9,296	(4)	404		31.02	02/14/2020
	9,563	(5)	3,937		32.40	02/13/2021
	4,788	(6)	5,659		41.37	02/09/2022
	—		27,582	(11)	25.81	02/19/2023
							2,000	(13)	76,600
							2,500	(14)	95,750
							2,557	(15)	97,933
							3,388	(21)	129,760
							10,978	(16)	420,457
										21,956	(22)	840,915
										7,672	(23)	293,838
										5,115	(24)	195,905
										1,918	(25)	73,459

(1)
Computed in accordance with SEC rules as the number of unvested shares multiplied by the closing market price per share of our Common Stock on December 30, 2016, which was the last trading day of 2016, which was $38.30 per share. The actual value (if any) to be realized by the NEO depends on whether the shares vest and the future performance of our Common Stock. Each of the options and restricted shares automatically vest if we are acquired and the NEO is either involuntarily terminated or voluntarily resigns for good reason under certain circumstances following our change of control, as discussed in more detail below under "Employment Agreements."

(2)
This option vested over four years of continuous service following December 7, 2010, with 25% vesting after the first year of service and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service. As a result, this option is fully exercisable.

(3)
The option vested over four years of continuous service following December 6, 2011, with 25% vesting after the first year of service and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service. As a result, the option is fully exercisable.

(4)
The option vested over four years of continuous service following February 14, 2013, with 25% vesting after the first year of service and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service. As a result, the option became fully exercisable on February 14, 2017.

(5)
The option vests over four years from the vesting start date of February 13, 2014, with 25% vesting after the completion of the first year of service to the Company and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service to the Company. As a result, the option will be fully exercisable on February 13, 2018.

(6)
The option vests over four years of continuous service following February 9, 2015, with 25% vesting after the first year of service and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service. As a result, the option will be fully exercisable on February 9, 2019.

(7)
The option vests over four years of continuous service following April 1, 2014, with 25% vesting after the first year of service and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service. As a result, the option will be fully exercisable on April 1, 2018.

(8)
The option vested over four years of continuous service following January 3, 2012, with 25% vesting after the first year of service and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service. As a result, the option is fully exercisable.

(9)
The option vests over four years of continuous service following April 15, 2015, with 25% vesting after the first year of service and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service. As a result, the option will be fully exercisable on April 15, 2019.

(10)
The option vests over four years of continuous service following November 13, 2015, with 25% vesting after the first year of service and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service. As a result, the option will be fully exercisable on November 13, 2019.

(11)
The option vests over four years of continuous service following February 19, 2016, with 25% vesting after the first year of service and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service. As a result, the option will be fully exercisable on February 19, 2020.

(12)
The option vested over four years of continuous service following February 20, 2014, with 25% vesting after the first year of service and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service. As a result, the option will be fully exercisable on February 20, 2018.

(13)	Reflects restricted shares granted on February 13, 2014. These shares vested on February 13, 2017.

(14)	Reflects performance-based restricted shares awarded on February 13, 2014 and earned (based on our 2014 financial performance) on January 29, 2015. These shares vested on February 13, 2017.

(15)
Reflects restricted shares granted on February 9, 2015. One-half of the shares vested on February 9, 2017 and one-half of the shares will vest on February 9, 2018, provided the NEO remains continuously employed by the Company on that date.

(16)
Reflects restricted shares granted on February 19, 2016. One-third of the shares vested on February 9, 2017 and one-third of the shares will vest on each of February 19, 2018 and 2019, provided the NEO remains continuously employed by the Company on those dates.

(17)
Reflects restricted shares vesting over four years of continuous service following February 20, 2014, with 25% of the shares vesting after the first year of service and the remaining shares vesting ratably on a quarterly basis thereafter, provided the NEO remains continuously employed by the Company. As a result, the shares will fully vest on February 20, 2018.

(18)
Reflects restricted shares vesting over four years of continuous service following November 1, 2013, with 25% of the shares vesting after the first year of service and the remaining shares vesting ratably on a quarterly basis thereafter, provided the NEO remains continuously employed by the Company. As a result, the shares will fully vest on November 1, 2017.

(19)
Reflects restricted shares granted on April 15, 2015. One-half of the shares vested on February 17, 2017 and the remaining one-half of the shares will vest on February 17, 2018, provided the NEO remains continuously employed by our Company on that date.

(20)
Reflects restricted shares vesting over four years of continuous service following November 13, 2015, with 25% of the shares vesting after the first year of service and the remaining shares vesting ratably on a quarterly basis thereafter, provided the NEO remains continuously employed by the Company through those dates. As a result, the shares will fully vest on November 15, 2015.

(21)
Reflects restricted shares granted on January 27, 2016. One-half of the shares vested on January 27, 2017 and the remaining one-half of the shares will vest on January 27, 2018, provided the NEO remains continuously employed by our Company on that date.

(22)
Each NEO was awarded a 2016-2018 performance-based restricted share award that is earned upon our Company's achievement of certain financial objectives for the three-year period from 2016 to 2018 (as described in greater detail in "Compensation Discussion and Analysis" above). The amount shown reflects the maximum award if all of the associated performance metrics are achieved. The actual number of shares earned will be determined in January 2019, at which time the shares will be fully vested.

(23)
Each NEO employed by our Company on February 19, 2015 was awarded a 2015-2017 performance-based restricted share award that vests upon our Company's achievement of certain financial objectives for the three-year period from 2015 to 2017. The amount shown reflects the maximum award if all of the associated performance metrics are achieved. The actual number of shares earned will be determined in January 2018, at which time the shares will be fully vested.

(24)
Each individual who was an executive officer as of February 9, 2015 was awarded a 2015-2016 performance-based restricted share award (as described in greater detail in "Compensation Discussion and Analysis" above). The amount shown reflects the maximum award if all of the associated performance metrics were achieved for the fiscal year ended December 31, 2016. The actual number of shares earned was determined in January 2017 and is shown in the table below. These shares became fully vested when that determination was made.

Name of Recipient	Number of Shares
Stephen G. Waldis	17,509
Karen L. Rosenberger	4,148
Robert E. Garcia	11,477
Ronald J. Prague	2,593
(25) Each NEO employed by our Company on February 19, 2015 was awarded a new business performance-based restricted share award that is earned if our Company establishes a new line of business with a meaningful revenue rate by the end of 2017. The amount shown reflects the maximum award if the performance metrics were achieved. The actual number of shares earned will be determined in January 2018, at which time the shares will be issued and will be fully vested.

(26) Computed in accordance with SEC rules and equal to the number of unvested shares multiplied by the closing market price per share of our Common Stock on December 30, 2016, the last trading day of the year, which was $38.30 per share. The actual value (if any) to be realized by the NEO depends on whether the shares vest and the future performance of our Common Stock.

Option Exercises and Stock Vested
The following table shows the number of shares acquired upon exercise of stock options by each NEO during the year ended December 31, 2016, and the shares of restricted stock held by each NEO that vested during the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Stephen G. Waldis	62,860	966,556	68,022	1,699,706
Karen L. Rosenberger	10,000	72,140	13,629	422,926
Robert E. Garcia	7,440	62,303	43,858	1,108,037
Christopher S. Putnam	—	—	13,607	439,947
Ronald J. Prague	—	—	9,762	244,420
______________________________
(1)For option awards, value realized on exercise is based on the fair market value of our Common Stock on the exercise date less the exercise price. For stock awards, value realized on vesting is based on the fair market value of our Common Stock on the vesting date. In neither case do the amounts set forth above necessarily reflect proceeds actually received by the NEO. Our NEOs will only realize value on these awards when the underlying shares are sold, which value may differ from the value shown in the table above as it is dependent on the price at which such shares of Common Stock are actually sold.
Employment Agreements
Effective January 1, 2015, we entered into three-year employment agreements with each of our NEOs (other than Mr. Putnam) that expire on December 31, 2017. Upon his promotion to Executive Vice President, Sales, effective January 1, 2016, we entered into an employment agreement with Mr. Putnam that also expires on December 31, 2017. Each of these employment agreements provides for severance benefits designed to promote stability and continuity of our senior management. Our Compensation Committee believes these agreements enhance our ability to retain the services of our NEOs, including in the event of a threatened or actual change in control, appropriately balancing our interests with those of our stockholders. In addition, our Compensation Committee believes that the events triggering payment are fair hurdles for providing this protection.
As of December 31, 2016, each of our NEOs was eligible to receive severance under his or her respective employment agreement if he or she is subject to an involuntary termination, contingent on the NEO's signing and not revoking a general release of all claims against the Company. Our severance benefits are provided as a temporary source of income in the event of an NEO's involuntary termination of employment.
The employment agreements provide that if prior to, or after 24 months following, the occurrence of a “change in control” (as defined in the employment agreements), any of our NEOs' employment is subject to an “involuntary termination” (as defined in the employment agreements), he or she shall be eligible to receive a lump-sum severance payment equal to (i) one and one-half times the sum of his or her base salary in effect at the time of termination, (ii) his or her average bonus received in the immediately preceding two years (or two times the sum of such base salary and average bonus with respect to Mr. Waldis) plus (iii) an amount equal to 24 times the monthly amount the Company was paying on behalf of the NEO and his or her eligible dependents with respect to the Company’s health insurance plans in which the NEO and his or her eligible dependents were participants as of the date of termination. The amount of these severance benefits shall be reduced by the amount of severance pay or pay in lieu of notice that the NEO receives from the Company under any applicable federal or state statute.
The employment agreements also provide that if an involuntary termination occurs within 24 months following a change in control, the NEOs shall be eligible to receive a lump sum severance payment equal to (i) two times his or her base salary in effect at the time (or 2.99 times such base salary with respect to Mr. Waldis), (ii) two times his or her average bonus received in the immediately preceding two years, plus (iii) an amount equal to 24 times the monthly amount the Company was paying on behalf of the NEO and his or her eligible dependents with respect to the Company’s health insurance plans in which the NEO and his or her eligible dependents were participants as of the date of termination. In addition, his or her outstanding options and restricted shares will vest and become exercisable in full as of the date of such involuntary termination. If an NEO dies, the NEO’s estate will receive an amount equal to his or her target cash incentive bonus for the fiscal year in which such termination occurs, prorated based on the number of days of employment completed during that fiscal year.
If an NEO’s employment terminates due to “permanent disability” (as defined in the employment agreements), the NEO will be entitled to receive (i) an amount equal to his or her target cash incentive bonus for the fiscal year in which such termination occurs, prorated based on the number of days of employment completed during that fiscal year, plus (ii) a lump sum amount equal to 24 times the monthly amount the Company was paying on behalf of the NEO and his or her eligible dependents with respect to the Company’s health insurance plans in which the NEO and his or her eligible dependents were participants as of the date of termination.
In connection with her resignation as Executive Vice President and Chief Financial Officer on February 27, 2017, we entered into the Release Agreement with Ms. Rosenberger, which provides for certain severance payments and benefits for Ms. Rosenberger. See "Compensation Discussion and Analysis - Recent Developments" above for a description of the Release Agreement and the amounts payable to Ms. Rosenberger thereunder.

Estimated Payments and Benefits
The table below reflects the potential payments and benefits to which the NEOs would be entitled pursuant to their respective employment agreements. There are no agreements, arrangements or plans that entitle executive officers to severance, perquisites, or other enhanced benefits in connection with the termination of their employment other than the employment agreements. The amounts shown in the table below assume that each termination was effective as of December 31, 2016.

Name	Benefit	Voluntary Resignation/ Termination for Cause ($)	Involuntary Termination Prior to, or More Than 24 Months after, a Change in Control ($)	Termination Due to Death or Disability ($)		Involuntary Termination Within 24 Months After a Change in Control ($)
Stephen G. Waldis	Severance (1)	$—	$3,000,377	$669,790		$3,603,188
	Option Acceleration (2)	—	—	—		1,835,300
	Restricted Stock Acceleration (3)	—	—	—		4,561,415
	Accrued Vacation (4)	11,710	11,710	11,710		11,710
	Benefit Continuation (5)	—	30,168	30,168	(6)	30,168
	Total Value	$11,710	$3,042,255	$711,668		$10,041,781

Karen L. Rosenberger	Severance (1)	$—	$790,580	$216,000		$1,221,159
	Option Acceleration (2)	—	—	—		423,897
	Restricted Stock Acceleration (3)	—	—	—		1,212,310
	Accrued Vacation (4)	6,923	6,923	6,923		6,923
	Benefit Continuation (5)	—	29,976	29,976	(6)	29,976
	Total Value	$6,923	$827,479	$252,899		$2,894,265

Robert E. Garcia	Severance (1)	$—	$1,145,216	$360,163		$1,840,227
	Option Acceleration (2)	—	—	—		1,120,022
	Restricted Stock Acceleration (3)	—	—	—		2,910,379
	Accrued Vacation (4)	8,658	8,658	8,658		8,658
	Benefit Continuation (5)	—	27,480	27,480	(6)	27,480
	Total Value	$8,658	$1,181,354	$396,301		$5,906,766

Christopher S. Putnam	Severance (1)	$—	$772,500	$408,000		$1,205,000
	Option Acceleration (2)	—	—	—		341,652
	Restricted Stock Acceleration (3)	—	—	—		877,300
	Accrued Vacation (4)	6,538	6,538	6,538		6,538
	Benefit Continuation (5)	—	27,872	27,872	(6)	27,872
	Total Value	$6,538	$806,910	$442,410		$2,458,362

Ronald J. Prague	Severance (1)	$—	$758,133	$189,000		$1,201,265
	Option Acceleration (2)	—	—	—		370,669
	Restricted Stock Acceleration (3)	—	—	—		925,481
	Accrued Vacation (4)	6,058	6,058	6,058		6,058
	Benefit Continuation (5)	—	29,976	29,976	(6)	29,976
	Total Value	$6,058	$794,167	$225,034		$2,533,449

(1)
For purposes of valuing cash severance payments in the table above, we used each executive officer's base salary as of December 31, 2016. For purposes of calculating cash severance payments in the table above in the event of an involuntary termination (whether prior to, within 24 months following, or more than 24 months following, a change in control), we used each NEO’s average annual bonuses for 2014 and 2015 and, for purposes of calculating cash severance payments in the table above in the event of a termination due to permanent disability, we used the NEO’s target bonus as of December 31, 2016.

(2)
The value of option acceleration shown in the table above was calculated based on the assumption that the triggering event occurred on December 31, 2016. The value of the vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the excess of the closing price of our Common Stock on December 30, 2016, the last trading day of the year, over the exercise price of the option.

(3)
The value of restricted stock acceleration shown in the table above was calculated based on the assumption that the triggering event occurred on December 31, 2016. The value of the vesting acceleration was calculated by multiplying the number of unvested shares subject to each restricted stock grant by the closing price of our Common Stock on December 30, 2016, the last trading day of the year.

(4)	Based on each executive officer's base salary in effect and the number of each NEO's accrued but unused vacation days as of December 31, 2016.

(5)	Amounts reflect two times the current cost to us of the individual's health and welfare benefits per year.

(6)	Only payable in the event of a termination due to permanent disability.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 regarding shares of common stock that may be issued under the Company’s equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options Warrants and Rights (b)		Number of Securities for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	2,329,353	(1)	$		2,293,712	(2)
Equity compensation plans not approved by security holders (3)	3,775		19.32		—
Total	2,333,128			$32.46	2,293,712

(1)
In addition, as of December 31, 2016, there were 1,918,437 shares of unvested restricted common stock outstanding, which shares are subject to the risk of forfeiture if the underlying time-based or performance-based vesting conditions are not satisfied.

(2)
As of March, 27 2017, there were 3,458,574 shares available for issuance under the 2015 Equity Incentive Plan, which includes shares that were assumed from the Intralinks Holdings, Inc. 2010 Equity Incentive Plan in connection with the consummation of the Intralinks Transaction.

(3) Consists of the 2010 New Hire Equity Incentive Plan, which we assumed in connection with the acquisition of FusionOne, Inc.

Report of the Audit Committee (1)
The Audit Committee of the Board consists of the three non-employee directors named below. The Board annually reviews the Nasdaq listing standards' definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board has also determined that each of Donnie M. Moore and Thomas Hopkins is an audit committee financial expert as described in applicable rules and regulations of the Securities and Exchange Commission.
The principal purpose of the Audit Committee is to assist the Board in its general oversight of the Company's accounting and financial reporting processes and audits of the Company's financial statements. The Audit Committee is responsible for selecting and engaging the Company's independent registered public accounting firm and approving the audit and non-audit services to be provided by the independent registered public accounting firm. The Audit Committee's function is more fully described in its charter, which the Board has adopted and which the Audit Committee reviews on an annual basis.
The Company's management is responsible for preparing the Company's financial statements and the Company's financial reporting process. Ernst & Young LLP, the Company's independent registered public accounting firm, is responsible for performing an independent audit of the Company's consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed with the Company's management the audited financial statements of the Company included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the "10-K").
The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by Statement on Auditing Standards No. 61, as amended or supplemented, entitled "Communications with Audit Committees." Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence). The Audit Committee also discussed with Ernst & Young LLP its independence from the Company.
Based upon the review and discussions described above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the 10-K for filing with the United States Securities and Exchange Commission.
Submitted by the following members of the Audit Committee:
Donnie M. Moore, Chair
William J. Cadogan
Thomas J. Hopkins
______________________________

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Synchronoss Technologies, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Equity Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information as of March 27, 2017 with respect to the beneficial ownership of our Common Stock by persons known to us to own beneficially more than 5% of our Common Stock, each of our directors, our current executive officers and all of our executive officers and directors as a group. We have no other class of equity securities outstanding.
As of March 27, 2017, 46,372,470 shares of our Common Stock were outstanding. The amounts and percentages of our Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The information does not necessarily indicate beneficial ownership for any other purposes. Under the SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of securities as to which such person has no economic interest. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over the shares of our Common Stock shown as beneficially owned by the stockholder.

Name of Beneficial Owner (*)	Beneficially Owned (1)		Percent (2)
Executive Officers and Directors:
Ronald W. Hovsepian	54,780	(3)	**
Stephen G. Waldis	843,943	(4)	1.8%
James M. McCormick	3,109,859	(5)	6.7%
William J. Cadogan	329,150	(6)	**
Thomas J. Hopkins	77,597	(7)	**
Donnie M. Moore	65,390	(8)	**
John DeFeo	12,850	(9)	**
John W. Frederick	53,971	(10)	**
Robert E. Garcia	214,282	(11)	**
Ronald J. Prague	108,187	(12)	**
Christopher S. Putnam	33,287	(13)	**
Karen L. Rosenberger	52,489	(14)	**
All executive officers and directors as a group (12 persons)	4,955,785	(15)	10.5%
Stockholders owning approximately 5% or more:
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	4,693,868	(16)	10.1%
FMR LLC, 82 Devonshire Street, Boston, MA 02109	3,217,995	(17)	7.1%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	3,504,259	(18)	7.6%
______________________________
*     Unless otherwise indicated, the address of each beneficial owner is c/o Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, NJ 08807.
**    Less than 1% of the shares of Common Stock outstanding as of March 27, 2017.

(1)	Represents sum of shares owned and shares that may be purchased upon exercise of options exercisable within 60 days of March 27, 2017.

(2)
Any shares not outstanding that are subject to options exercisable within 60 days of March 27, 2017 are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by any person holding such shares but are not deemed outstanding for the purpose of computing the percentage of shares owned by any other person.

(3)	Includes 54,780 shares of restricted common stock subject to the Company's lapsing right of repurchase. Excludes 156,515 shares subject to options not exercisable within 60 days of March 27, 2017.

(4)
Includes 87,173 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 468,121 shares subject to options exercisable within 60 days of March 27, 2017. Excludes 262,266 shares subject to options not exercisable within 60 days of March 27, 2017.

(5)
Includes 870,000 shares held by Vertek Corporation, of which Mr. McCormick is the Chief Executive Officers and sole stockholder. Mr. McCormick exercises sole voting and dispositive power with respect to these shares. Includes 8,125 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 37,172 shares subject to options exercisable within 60 days of March 27, 2017. Excludes 15,654 shares subject to options not exercisable within 60 days of March 27, 2017.

(6)
Includes 8,125 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 50,000 shares held by Barbara Cadogan, Mr. Cadogan's wife. Includes 37,172 shares subject to options exercisable within 60 days of March 23, 2016. Excludes 15,654 shares subject to options not exercisable within 60 days of March 27, 2017.

(7)
Includes 8,125 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 37,172 shares subject to options exercisable within 60 days of March 27, 2017. Excludes 15,654 shares subject to options not exercisable within 60 days of March 27, 2017.

(8)
Includes 8,125 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 37,172 shares subject to options exercisable within 60 days of March 27, 2017. Excludes 15,654 shares subject to options not exercisable within 60 days of March 27, 2017.

(9)	Includes 12,850 shares of restricted common stock subject to the Company's lapsing right of repurchase. Excludes 36,715 shares subject to options not exercisable within 60 days of March 27, 2017.

(10)	Includes 53,971 shares of restricted common stock subject to the Company's lapsing right of repurchase.

(11)
Includes 59,308 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 94,623 shares subject to options exercisable within 60 days of March 27, 2017. Excludes 178,102 shares subject to options not exercisable within 60 days of March 27, 2017.

(12)
Includes 19,928 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 48,866 shares subject to options exercisable within 60 days of March 27, 2017. Excludes 53,600 shares subject to options not exercisable within 60 days of March 27, 2017.

(13)
Includes 17,172 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 16,115 shares subject to options exercisable within 60 days of March 27, 2017. Excludes 29,887 shares subject to options not exercisable within 60 days of March 27, 2017.

(14)
Includes 18,313 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 20,710 shares subject to options exercisable within 60 days of March 27, 2017. Excludes 32,377 shares subject to options not exercisable within 60 days of March 27, 2017.

(15)
Includes 355,995 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 797,123 shares subject to options exercisable within 60 days of March 27, 2017. Excludes 812,078 shares subject to options not exercisable within 60 days of March 27, 2017.

(16)
Information on the holdings of BlackRock, Inc. is taken from its Schedule 13G/A filed on January 17, 2017 and includes the holdings of BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Management Ireland Limited, BlackRock Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investment Management, LLC.

(17)
Information on the holdings of FMR LLC is taken from its Schedule 13G/A filed on February 14, 2017. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the family of Abigail P. Johnson are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company ("FMR Co."), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees.

(18)
Information on the holdings of The Vanguard Group is taken from its Schedule 13G/A filed on February 9, 2017. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 79,970 shares of our Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments

Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 6,200 shares of our Common Stock as a result of its serving as investment manager of Australian investment offerings.
Certain Related Party Transactions
Transactions, arrangements or relationships in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest are subject to review, approval or ratification by our Board or a committee composed of members of our Board. Our Audit Committee has the principal responsibility for reviewing related person transactions pursuant to written policies and procedures adopted by our Board, subject to specified exceptions and other than those that involve compensation. In conformance with regulations of the SEC, these policies and procedures define related persons to include our executive officers, our directors and nominees to become a director of our Company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of, or person sharing the household with, any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest. In accordance with our policies and procedures, related person transactions shall be consummated or shall continue only if approved or ratified by our Audit Committee or the disinterested members of our Board and only if the terms of the transaction are determined to be in, or not to be inconsistent with, the best interests of our Company and our stockholders. The approval of our Compensation Committee is required to approve any transaction that involves compensation to our directors and executive officers. This approval process does not apply to any transaction that is available to all of our employees generally.
During 2016, we engaged Meeker Sharkey as our insurance broker for our officers and directors, commercial liability and health benefits insurance. Thomas Sharkey, Jr., a principal of Meeker Sharkey, is the brother in law of James M. McCormick, a member of our Board. During 2016, we paid Meeker Sharkey $366,231. In addition to any value received by Mr. Sharkey, Jr. by virtue of his minority ownership interest in Meeker Sharkey, he received a commission from Meeker Sharkey in connection with our insurance policies. Our Audit Committee approved our engagement of Meeker Sharkey as our insurance broker as a related party transaction.
Other than as described above, there were no other transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, current executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements, which are described where required under "Executive Compensation" and "Director Compensation" above.
Section 16(a) Beneficial Ownership Reporting Compliance
We believe that, during the fiscal year ended December 31, 2016, all of our directors, executive officers subject to Section 16 of the Exchange Act and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements. In making these statements, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, NEOs and certain of our greater than 10% stockholders.
Other Matters
Our Board does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. In addition to the scheduled items of business, the meeting may consider stockholder proposals that are timely and comply with the provisions of our amended and restated bylaws (including proposals omitted from the Proxy Statement and form of Proxy pursuant to the proxy rules of the SEC) and matters relating to the conduct of the meeting. As to any other business that may properly come before the meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

PROPOSAL 1
ELECTION OF DIRECTOR
Our Board currently consists of six directors divided into three classes with staggered three-year terms. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. The director who is nominated for election to our Board this year, his age as of April 6, 2017, his position and office held with us and certain biographical information are set forth below. The director to be elected will hold office until the 2020 Annual Meeting of Stockholders and until his successor is elected, or until his death, resignation or removal. The nominee listed below is currently a director of our Company who was previously elected by the stockholders. It is our policy to encourage nominees for director to attend the Annual Meeting. All of our directors other than Mr. Moore attended our 2016 Annual Meeting of Stockholders.
Our directors are elected by a plurality of the votes cast at the Annual Meeting, meaning that the nominee receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. An instruction to "Withhold" authority to vote for a nominee will result in the nominee receiving fewer votes, but will not count as a vote against the nominee. Abstentions and "broker non-votes" (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will have no effect on the outcome of the election of a candidate for director. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. If the nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our current Board, if any. The nominee for election has agreed to serve if elected. We have no reason to believe that the nominee will be unable to serve.
BOARD OF DIRECTOR COMPOSITION
The following table includes the name, age, position, class and term expiration year for each of our directors and is current as of the date of this Proxy Statement. Information about the number of shares of common stock beneficially owned by each director, whether held directly or indirectly, as of April 6, 2017, appears below under the heading “Equity Security Ownership of Certain Beneficial Owners and Management."

Name	Age	Position	Class	Term Expiration Year
Stephen G. Waldis	49	Executive Chairman of the Board	Class III	2018
Ronald W. Hovsepian	56	Chief Executive Officer	Class I	2019
William J. Cadogan	68	Director	Class III	2018
Thomas J. Hopkins	60	Director	Class II	2017
James M. McCormick	57	Director	Class I	2019
Donnie M. Moore	68	Director	Class I	2019

The following table sets forth the composition of the various committees of the Board:

Name	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee	Business Development Committee
Stephen G. Waldis				M
Ronald W. Hovsepian
William J. Cadogan	M	C	M	M
Thomas J. Hopkins	M*	M		C
James M. McCormick		M	C
Donnie M. Moore	C*		M

C	Chair	M	Member
*	Audit Committee Financial Expert

DIRECTOR QUALIFICATIONS
The following paragraphs provide information as of the date of this Proxy Statement about each member of our Board, including the nominee. The information presented includes information each director has provided about his age, positions he currently holds, his business experience for at least the past five years, other publicly-held companies (if any) of which he currently serves as a director or has served as a director during the past five years, and involvement in certain legal or administrative proceedings, if applicable. In addition to the information presented below regarding each director's experience and qualifications that lead our Board to the conclusion that he should serve as a director of our Company in light of our business and structure, we also believe that all of our directors have a reputation for integrity and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to our Company and our Board.

DIRECTOR NOMINEE
The Board of Directors recommends that stockholders vote "FOR" the nominee listed below:

Director Since: 2004 Age: 60 Synchronoss Committees: • Audit • Compensation • Business Development (Chair)
Thomas J. Hopkins is a Managing Director of Colchester Capital, LLC, an investment firm. Prior to Colchester Capital, Mr. Hopkins was involved in investment banking, principally at Deutsche Bank (and its predecessor Alex, Brown & Sons), Goldman, Sachs & Co. and Bear Stearns. He began his investment banking career at Drexel Burnham Lambert. Prior to investment banking, Mr. Hopkins was a lawyer for several years. Mr. Hopkins received a Bachelor of Arts degree from Dartmouth College, a juris doctorate from Villanova University School of Law and a master in business administration degree from the Wharton School at the University of Pennsylvania. Our Board believes Mr. Hopkins' qualifications to sit on our Board include his extensive financial expertise and his years of experience providing strategic advisory services to complex organizations.

Continuing Directors — Term Ending in 2018

Director Since: 2005 Age: 68 Synchronoss Committees: • Audit • Compensation (Chair) • Nominating/Corporate Governance • Business Development • Nominating/Corporate Governance
William J. Cadogan served as a Senior Managing Director with Vesbridge Partners, LLC, formerly St. Paul Venture Capital, a venture capital firm from 2001 until 2006. Mr. Cadogan served as Chief Executive Officer and Chairman of the board of directors of Mahi Networks, Inc., a leading supplier of multi-service optical transport and switching solutions, from November 2004 until its merger with Meriton Networks in October 2005. Prior to joining St. Paul Venture Capital in 2001, Mr. Cadogan was Chairman and Chief Executive Officer of ADC, Inc., a leading global supplier of telecommunications infrastructure products and services. Mr. Cadogan received a Bachelor of Arts degree in electrical engineering from Northeastern University and a master in business administration degree from the Wharton School at the University of Pennsylvania. Our Board believes Mr. Cadogan's qualifications to sit on our Board include his experience as a CEO leading complex global organizations, combined with his operational and corporate governance expertise.

Founder and Former Chief Executive Officer Executive Chairman of the Board Director Since: 2001 Age: 49 Synchronoss Committee: • Business Development
Stephen G. Waldis has served as our Executive Chairman since January 2017, having service as Chairman of the Board of Directors since 2001 Chief Executive Officer from 2000 until January 2017 and as a director since founding Synchronoss in 2000. From 2000 until 2011, Mr. Waldis also served as President. From 1994 to 2000, Mr. Waldis served as Chief Operating Officer at Vertek Corporation, a privately held professional services company serving the telecommunications industry. From 1992 to 1994, Mr. Waldis served as Vice President of Sales and Marketing of Logical Design Solutions, a provider of telecom and interactive solutions. From 1989 to 1992, Mr. Waldis worked in various technical and product management roles at AT&T. Mr. Waldis received a Bachelor of Arts degree in corporate communications from Seton Hall University. Our Board believes Mr. Waldis' qualifications to sit on our Board include his extensive experience in the software and services industry, and serving as our Chief Executive Officer and one of our founders.

Continuing Directors — Term Ending in 2019

Chief Executive Officer Director Since: 2017 Age: 56
Ronald W. Hovsepian has served as our Chief Executive Officer and a member of the Board since January 2017. Previously, from December 2011 until its sale to Synchronoss in January 2017, Mr. Hovsepian served as President, Chief Executive Officer and Director of Intralinks. Prior to his role at Intralinks, Mr. Hovsepian served as President and Chief Executive Officer of Novell, Inc. from 2006 until Novell’s acquisition by the Attachmate Group in April 2011. He joined Novell in 2003 as President, North America, and next served as Executive Vice President and President, worldwide field operations, and as President and Chief Operating Officer from 2005 until his appointment as Chief Executive Officer in 2006. Prior to his time at Novell, Mr. Hovsepian held a series of management and executive positions at IBM Corporation over an approximately 17-year period, including worldwide general manager of IBM’s distribution industries, manager of global hardware and software development, sales, marketing and services. Mr. Hovsepian currently serves as a member of the board of directors of ANSYS, Inc., an engineering simulation software publicly-held company, a role he has held since 2012, and, from November 2014 to December 2016, he also held the position of non-executive chairman. From 1998 to 2015, Mr. Hovsepian served as a member of the board of directors of ANN Inc., a women’s fashion retailer. He also held the position of non-executive chairman of ANN’s board of directors from 2005 to 2015. Mr. Hovsepian received a Bachelor of Science degree from the Carroll School of Management at Boston College. Our Board believes Mr. Hovsepian's qualifications to sit on our Board include his extensive experience in the software and services industry, as well as his position as our Chief Executive Officer.

Founder Director Since: 2000 Age: 57 Synchronoss Committees: • Compensation • Nominating/Corporate Governance (Chair)
James M. McCormick is a founder of Synchronoss, has been a member of our Board since our inception in 2000 and served as our Treasurer from September 2000 until December 2001. Mr. McCormick is founder and Chief Executive Officer of Vertek Corporation. Prior to founding Vertek in 1988, Mr. McCormick was a member of the Technical Staff at AT&T Bell Laboratories. Mr. McCormick received a Bachelor of Science degree in computer science from the University of Vermont and a master of science degree in computer science from the University of California — Berkeley. Our Board believes Mr. McCormick's qualifications to sit on our Board include his over 25 years in the consulting, telecommunications and services business, as well as being one of our founders.

Director Since: 2007 Age: 68 Synchronoss Committees: • Audit (Chair) • Nominating/Corporate Governance
Donnie M. Moore was Senior Vice President, Finance and Administration and Chief Financial Officer for Cognos Incorporated, a publicly-held company providing business intelligence and performance management solutions, from 1989 until his retirement in 2001. From 1986 to 1989, Mr. Moore was Vice President, Finance and Chief Financial Officer of Cognos. Before joining Cognos, Mr. Moore held various positions at the Burroughs Corporation from 1973 to 1986, including Corporate Director, Plans and Analysis. Mr. Moore holds a Bachelor of Science degree in engineering from the University of Oklahoma and a master in business administration degree from the University of Houston. Our Board believes Mr. Moore's qualifications to sit on our Board include his extensive experience in the software industry and his financial expertise.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has appointed Ernst & Young LLP, independent registered public accounting firm, as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017 and has further directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since its formation in 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company's amended and restated by-laws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm. However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
To ratify the selection by the Audit Committee of Ernst & Young LLP, as the independent registered public accounting firm of the Company for its fiscal year ended December 31, 2017, the Company must receive a "For" vote from the majority of all the outstanding shares that are present in person or represented by proxy and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted "For" or "Against" the proposal and will have no effect on the proposal. Because this proposal is a non-routine matter, a broker or other nominee may generally vote and therefore no broker non-votes are expected to exist in connection with this proposal.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S FEES
The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2016 and December 31, 2015 by Ernst & Young LLP, the Company's principal accountant. All services described below for 2015 and 2016 were approved by the Audit Committee.

	Fiscal Year Ended
	2016	2015
	(In thousands)
Audit Fees(1)	$3,025	$2,281
Audit Related Fees(2)	235	2
Total Fees	$3,260	$2,283
______________________________

(1)
For professional services rendered for the audits of annual financial statements, including the audit of annual financial statements and audit of internal control over financial reporting for the years ended December 31, 2016 and 2015. The audit fees also include the review of quarterly financial statements included in the Company's quarterly reports on Form 10-Q, statutory audits of foreign subsidiaries and other regulatory filings or similar engagements.

(2)	Includes fees that are for assurance and related services other than those included in Audit Fees and primarily relate to due diligence services relating to an acquisition.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee's policy, subject to certain permitted exceptions for certain de minimis services, is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee's approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant's independence. The independent registered public accounting firm and management are required to meet with the audit committee to review and discuss our annual and quarterly financial statements and related disclosures, as well as our critical accounting policies and practices. Additionally, the audit committee is responsible for reviewing the audit plan with the independent registered public accounting firm and members of management responsible for preparing our consolidated financial statements. All of the services of Ernst & Young LLP for 2015 and 2016 described above were pre-approved by the audit committee.

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 2

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are requesting our stockholders to vote, on an advisory basis, on the compensation of our NEOs as described in the "Compensation of Executive Officers" section of this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs.
Compensation Program and Philosophy
Our executive compensation philosophy and programs are designed to attract, retain and motivate high-quality executives who possess the diverse skills and talents required to help us achieve our short and long-term financial and strategic goals. We believe that our executive compensation programs foster a performance-oriented culture that aligns our executives' interests with those of our stockholders over the long term. We believe that the compensation of our executives is both appropriate for and responsive to the goal of improving shareholder value. Specifically, we tie a significant portion of executive compensation to stockholder return in the form of at-risk or variable realizable compensation. The approval, on an advisory basis, of the compensation of the Company's NEOs as requires a "For" vote from the majority of all of the outstanding shares that are present in person or represented by proxy and cast affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted "For" or "Against" this proposal and will have no effect on this proposal.
Compensation Discussion and Analysis
Stockholders are urged to read the "Compensation Discussion and Analysis" section of this Proxy Statement and the tables and narrative discussion that follow for detail about our executive compensation programs, including information about the fiscal year 2016 compensation of our NEOs.
Recommendation
For the above reasons, we are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

RESOLVED:
That the stockholders approve, on an advisory non-binding basis, the compensation of the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, related compensation tables, and the accompanying narrative disclosure set forth in the Proxy Statement relating to the Company's 2017 Annual Meeting of Stockholders.

Even though this say-on-pay vote is advisory and therefore will not be binding, our Compensation Committee and our Board value the opinions of our stockholders. Accordingly, we expect to take into account the outcome of the vote when considering future executive compensation decisions.
THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 3

PROPOSAL 4
ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
Section 14A of the Exchange Act provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future non-binding advisory votes to approve the compensation of our NEOs. This proposal, commonly known as a "say-on-pay frequency" proposal is designed to ask our stockholders to provide their input on how often we should conduct advisory "say-on-pay" votes in the future. We are required to conduct this vote at least every six years and we last conducted a "say-on-pay frequency" vote in the proxy statement for our 2011 annual meeting. At that time, we recommended the inclusion of a "say-on-pay" vote on an annual basis and 94.4% of the votes cast by our stockholders at our 2011 annual meeting of stockholders were cast in favor of an annual "say-on-pay" vote. We have conducted "say-on-pay" votes on an annual basis since that annual meeting.

This year, we are once again asking our stockholders to provide their input with regard to "say-on-pay frequency," asking whether the advisory "say-on-pay" vote should occur once every year, every two years or every three years. The advisory approval of the proposal regarding the frequency of future advisory votes on the compensation of the Company's NEOs requires a "For" vote for one of the three options presented: every "1 Year," every "2 Years" or every "3 Years." The option receiving the plurality of votes from the outstanding shares that are present in person or represented by proxy and cast affirmatively or negatively at the Annual Meeting will be the option deemed recommended by our stockholders. Abstentions and broker non-votes will not be counted "For" or "Against" this proposal and will have no effect on this proposal.

Our Board has determined that an annual advisory "say-on-pay" vote is the most appropriate alternative for Synchronoss. Our Board’s determination was influenced by the fact that the compensation of our NEOs is evaluated, adjusted and approved on an annual basis. As part of the annual review process, our Board concluded that stockholder sentiment should be a factor that is taken into consideration by the Board and the Compensation Committee in making decisions with respect to executive compensation.

By providing an advisory vote on executive compensation on an annual basis, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in our proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for Synchronoss and we look forward to hearing from our stockholders on this agenda item every year. Accordingly, our Board recommends that the advisory "say-on-pay" vote be held every year.

You may cast your vote on "say-on-pay frequency" by choosing the option of every 1 year, 2 years, or 3 years or you may abstain from voting on this proposal.
Recommendation
Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED:	That the stockholders approve, on a non-binding, advisory basis, the submission by the Company of a non-binding, advisory say-on-pay resolution pursuant to Section 14A of the Exchange Act every:

one year;

two years; or

three years.

The option of 1 year, 2 years or 3 years that receives the highest number of votes cast will be the frequency of the vote on the compensation of our NEOs that has deemed recommended by stockholders.

Even though your vote is advisory and therefore will not be binding on the Company, the Board and the Compensation Committee value the opinions of our stockholders and will consider our stockholders’ vote on this proposal. Nonetheless, the Board may decide that it is in the best interests of our stockholders and Synchronoss to hold an advisory vote on executive compensation more or less frequently than the option recommended by our stockholders.

THE BOARD RECOMMENDS A VOTE "FOR" EVERY "1 YEAR" ON PROPOSAL 4

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
If you wish to submit a proposal for inclusion in next year's proxy materials or nominate a director, your proposal must be in proper form according to SEC Regulation 14A and Rule 14a-8, in conformance with the Company's by-laws and submitted in writing to Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, New Jersey 08807, Attn: Secretary to be received no later than the close of business on December 7, 2017. If you wish to submit a proposal to be presented at the 2018 Annual Meeting of Stockholders but which will not be included in the Company's proxy materials, your proposal must be submitted in writing and in conformance with our by-laws to Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, New Jersey 08807, Attn: Secretary not before January 21, 2018 and no later than February 20, 2018. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included. You are advised to review the Company's by-laws, which contain additional requirements about advance notice of stockholder proposals and director nominations. You may obtain a copy of the Company's by-laws by writing to Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, New Jersey 08807, Attn: Secretary.
NO INCORPORATION BY REFERENCE
In the Company's filings with the SEC, information is sometimes "incorporated by reference." This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the "Audit Committee Report" and the "Compensation Committee Report" contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be "soliciting material." In addition, this Proxy Statement includes several website addresses. These website addresses (including our corporate website at www.synchronoss.com) are intended to provide inactive, textual references only and are not intended to be active hyperlinks in this proxy. The information on these websites is not part of this Proxy Statement.
CONTACT FOR QUESTIONS AND ASSISTANCE WITH VOTING
If you have any questions or require any assistance with voting your shares or need additional copies of this Proxy Statement or voting materials, please contact:
Ronald Prague, Esq.
Executive Vice President and General Counsel
Synchronoss Technologies, Inc.
200 Crossing Boulevard
Bridgewater, NJ 08807
or
Call (800) 575-7606
It is important that your shares are represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote using the Internet or by telephone or by signing and returning a proxy card, if you have requested one, so your shares will be represented at the Annual Meeting.
The form of Notice and this Proxy Statement have been approved by the Board of Directors and are being mailed, delivered or made available to stockholders by its authority.
The Board of Synchronoss Technologies, Inc.
Bridgewater, New Jersey
April 6, 2017

Appendix A
Reconciliation of Non-GAAP Financial Information
(Unaudited – In thousands, except per share data)
Synchronoss Technologies, Inc. ("Synchronoss") has provided in this proxy statement selected financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP revenues, gross profit, EBITDA and diluted earnings per share. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to management and investors, as a supplement to GAAP measures, in evaluating Synchronoss' ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss' industry, many of which present similar non-GAAP financial measures to investors. The non-GAAP financial results add back the deferred revenue write-down associated with acquisitions, fair value stock- based compensation expense, acquisition-related costs, changes in the contingent consideration obligation, deferred compensation expense related to earn outs and amortization of intangibles associated with acquisitions.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures in the tables below.
Reconciliation of GAAP to Non-GAAP Revenue

	Year ended December 31,
	2016	2015
GAAP Revenue	$476,750	$428,117
Add: Deferred revenue write-down	13,456	1,260
Non-GAAP Revenue	$490,206	$429,377
Reconciliation of GAAP to Non-GAAP Gross Profit

	Year ended December 31,
	2016	2015
GAAP Gross Margin	$282,552	$272,830
Add: Deferred revenue write-down	13,456	1,260
Add: Fair value stock-based compensation	5,669	5,091
Add: Acquisition and restructuring costs	17,482	8,814
Add: Deferred compensation expense - earn-out	—	—
Non-GAAP Gross Margin	$319,159	$287,995
Non-GAAP Gross Margin %	65%	67%

Reconciliation of GAAP Income from Operations to Non-GAAP EBITDA

	Year ended December 31,
	2016	2015
GAAP (loss) income from operations	$(71,809)	$15,131
Add: Deferred revenue write-down	13,456	1,260
Add: Fair value stock-based compensation	32,340	29,867
Add: Acquisition and restructuring costs	52,305	22,479
Add: Net change in contingent consideration obligation	10,930	760
Add: Deferred compensation expense - earn-out	—	—
Add: Amortization expense	44,738	26,659
Non-GAAP income from operations	81,960	96,156
Depreciation and amortization	99,311	72,152
Less: Non-GAAP Amortization expense adjustment	44,738	26,659
Non-GAAP EBITDA	$136,533	$141,649
Reconciliation of GAAP to Non-GAAP Diluted Earnings Per Share

	Year ended December 31,
	2016	2015
GAAP Net (loss) income from continuing operations attributable to Synchronoss	$(54,945)	$363
Add: Deferred revenue write-down	13,456	1,260
Add: Fair value stock-based compensation	32,340	29,867
Add: Acquisition and restructuring costs	52,305	22,479
Add: Net change in contingent consideration obligation, net of Fx change	10,930	760
Add: Deferred compensation expense - earn-out	—	—
Add: Amortization expense	44,738	26,659
Less: Noncontrolling interest non-GAAP adjustments	(5,523)	(183)
Less: Tax effect	(33,583)	(18,592)
Non-GAAP Net income from continuing operations attributable to Synchronoss	$59,718	$62,613
Income effect for interest on convertible debt, net of tax	2,197	2,302
Net income from continuing operations for diluted EPS calculation	$61,915	$64,915

Diluted non-GAAP net income per share from continuing operations	$1.28	$1.36

Weighted shares outstanding - Diluted	48,518	47,653

Supplemental Reconciliation of GAAP to Non-GAAP Revenues

	December 31, 2016
	GAAP Revenue	Deferred Revenue Write-Down	Non-GAAP Revenue
Cloud	$389,925	$13,456	$403,381
Activation	86,825	—	86,825
Total	$476,750	$13,456	$490,206

	December 31, 2015
	GAAP Revenue	Deferred Revenue Write-Down	Non-GAAP Revenue
Cloud	$315,832	$1,260	$317,092
Activation	112,285	—	112,285
Total	$428,117	$1,260	$429,377

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
	▢	▢	▢	______________

1. Election of Director

Nominees

01 Thomas J. Hopkins

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2 To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017.	▢	▢	▢
3 To approve on a non-binding advisory basis the compensation of the Company's named executive officers.	▢	▢	▢

The Board of Directors recommends you vote FOR the "1 YEAR" option for proposal 4:	1 year	2 years	3 years	Abstain
4 To approve on a non-binding advisory basis the frequency of future advisory votes on the compensation of the company's named executive officers.	▢	▢	▢	▢

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000327162_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Form 10-K Annual Report Wrap are available at www.proxyvote.com

SYNCHRONOSS TECHNOLOGIES, INC.
Annual Meeting of Stockholders
May 16, 2017 10:00 A.M.
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Ronald J. Prague and John Frederick, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SYNCHRONOSS TECHNOLOGIES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held on May 16, 2017, at 10:00 A.M., at the offices of Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, NJ 08807, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000327162_2 R1.0.1.15

Continued and to be signed on reverse side